                                                                     EXHIBIT 4.3

--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                          dated as of January 29, 2001

                                      among

                              ELIZABETH ARDEN, INC.

                  (formerly known as FRENCH FRAGRANCES, INC.),

                 the BANKS listed on the signature pages hereof,

                              FLEET NATIONAL BANK,
           as Administrative Agent, Issuing Bank, and Swingline Lender

                CREDIT SUISSE FIRST BOSTON, as Syndication Agent,

                                       and

                             FLEET SECURITIES, INC.
                           CREDIT SUISSE FIRST BOSTON,
                 as Joint Lead Arrangers and Joint Book Managers


--------------------------------------------------------------------------------

                                Table of Contents
                                -----------------
                                                                                                            Page
ARTICLE I  DEFINITIONS............................................................................................1

SECTION 1.01.     DEFINITIONS.....................................................................................1
SECTION 1.02.     ACCOUNTING TERMS AND DETERMINATIONS............................................................25
SECTION 1.03.     TYPES OF BORROWINGS............................................................................25

ARTICLE II  THE CREDITS..........................................................................................25

SECTION 2.01.     COMMITMENTS TO LEND............................................................................25
SECTION 2.02.     NOTICE OF BORROWINGS...........................................................................26
SECTION 2.03.     SWINGLINE LOANS................................................................................26
SECTION 2.04.     NOTICE TO BANKS; FUNDING OF LOANS..............................................................28
SECTION 2.05.     NOTES..........................................................................................29
SECTION 2.06.     INTEREST RATE ELECTIONS........................................................................29
SECTION 2.07.     INTEREST RATES.................................................................................31
SECTION 2.08.     FEES...........................................................................................31
SECTION 2.09.     VOLUNTARY REDUCTION OR TERMINATION OF COMMITMENTS..............................................32
SECTION 2.10.     MATURITY OF LOANS..............................................................................32
SECTION 2.12.     PREPAYMENTS....................................................................................32
SECTION 2.12.     GENERAL PROVISIONS AS TO PAYMENTS..............................................................33
SECTION 2.13.     FUNDING LOSSES.................................................................................33
SECTION 2.14.     COMPUTATION OF INTEREST AND FEES...............................................................34
SECTION 2.15.     LETTERS OF CREDIT..............................................................................34
SECTION 2.16.     APPLICATION OF PAYMENTS........................................................................38

ARTICLE III  CONDITIONS..........................................................................................39

SECTION 3.01.     EFFECTIVENESS..................................................................................39
SECTION 3.02.     EACH CREDIT EVENT..............................................................................42

ARTICLE IV  REPRESENTATIONS AND WARRANTIES.......................................................................43

SECTION 4.01.     CORPORATE EXISTENCE AND POWER..................................................................43
SECTION 4.02.     CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION.....................................43
SECTION 4.03.     BINDING EFFECT.................................................................................43
SECTION 4.04.     FINANCIAL INFORMATION..........................................................................44
SECTION 4.05.     LITIGATION.....................................................................................44
SECTION 4.06.     COMPLIANCE WITH ERISA..........................................................................44
SECTION 4.07.     ENVIRONMENTAL MATTERS..........................................................................45
SECTION 4.08.     TAXES..........................................................................................45
SECTION 4.09.     SUBSIDIARIES...................................................................................45
SECTION 4.10.     NOT AN INVESTMENT COMPANY......................................................................45
SECTION 4.11.     FULL DISCLOSURE................................................................................46
SECTION 4.12.     COMPLIANCE WITH LAWS AND AGREEMENTS............................................................46
SECTION 4.13.     GOVERNMENTAL APPROVALS.........................................................................46
SECTION 4.14.     LOCATIONS......................................................................................46
SECTION 4.15.     LICENSES; TRADEMARKS; DISTRIBUTION AGREEMENTS..................................................46
SECTION 4.16.     INVENTORY......................................................................................47
SECTION 4.17.     ARDEN ACQUISITION..............................................................................48
SECTION 4.18.     SECURITY.......................................................................................48
SECTION 4.19.        QUALITY OF INVENTORY........................................................................48

ARTICLE V  COVENANTS.............................................................................................48

SECTION 5.01.     INFORMATION....................................................................................48

SECTION 5.02.     PAYMENT OF OBLIGATIONS.........................................................................51
SECTION 5.03.     MAINTENANCE OF PROPERTY; INSURANCE.............................................................51
SECTION 5.04.     CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE...............................................51
SECTION 5.05.     COMPLIANCE WITH LAWS...........................................................................51
SECTION 5.06.     INSPECTION OF PROPERTY, BOOKS AND RECORDS......................................................51
SECTION 5.07.     ADDITIONAL GUARANTORS..........................................................................52
SECTION 5.08.     AMENDMENT OF CERTAIN DOCUMENTS.................................................................52
SECTION 5.09.     INVESTMENTS....................................................................................52
SECTION 5.10.     NEGATIVE PLEDGE................................................................................53
SECTION 5.11.      CONSOLIDATIONS, MERGERS AND SALES OF ASSETS...................................................54
SECTION 5.12.     USE OF PROCEEDS AND LETTERS OF CREDIT..........................................................54
SECTION 5.13.     TRANSACTIONS WITH AFFILIATES...................................................................55
SECTION 5.14.     RESTRICTED PAYMENTS............................................................................55
SECTION 5.15.     BORROWER OR SUBSIDIARY DEBT....................................................................55
SECTION 5.16.     CONSOLIDATED TOTAL DEBT/EBITDA RATIO...........................................................56
SECTION 5.17.     INTEREST COVERAGE RATIO........................................................................56
SECTION 5.18.     SHAREHOLDERS' EQUITY BASE......................................................................57
SECTION 5.19.     SALE AND LEASE BACK TRANSACTION................................................................57
SECTION 5.20.     PRINCIPAL DEPOSITORY; LOCK BOX.................................................................57
SECTION 5.21.        BORROWING BASE CERTIFICATE..................................................................57
SECTION 5.22.        CAPITAL EXPENDITURES........................................................................57
SECTION 5.23.        NAME CHANGES................................................................................57
SECTION 5.24.        FOREIGN JURISDICTIONS.......................................................................57

ARTICLE VI  DEFAULTS.............................................................................................58

SECTION 6.01.  EVENTS OF DEFAULT.................................................................................58
SECTION 6.02.     DEFAULT........................................................................................60
SECTION 6.03.     MANAGEMENT; COLLECTION OF ACCOUNTS.............................................................60
SECTION 6.04.     STATUS OF ACCOUNTS.............................................................................62
SECTION 6.05.     COLLATERAL CUSTODIAN...........................................................................64

ARTICLE VII  THE AGENT...........................................................................................64

SECTION 7.01.     APPOINTMENT AND AUTHORIZATION..................................................................64
SECTION 7.02.     AGENT AND AFFILIATES...........................................................................64
SECTION 7.03.      ACTION BY AGENT...............................................................................64
SECTION 7.04.     CONSULTATION WITH EXPERTS......................................................................65
SECTION 7.05.     LIABILITY OF AGENT.............................................................................65
SECTION 7.06.     INDEMNIFICATION................................................................................65
SECTION 7.07.     CREDIT DECISION................................................................................65
SECTION 7.08.      SUCCESSOR AGENT...............................................................................65
SECTION 7.09.     AGENT'S FEES...................................................................................66
SECTION 7.10.     SUB-AGENT; ISSUING BANKS; SWINGLINE LENDER.....................................................66

ARTICLE VIII  CHANGE IN CIRCUMSTANCES............................................................................66

SECTION 8.01.     BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR.......................................66
SECTION 8.02.     ILLEGALITY.....................................................................................66
SECTION 8.03.     INCREASED COST AND REDUCED RETURN..............................................................67
SECTION 8.04.     TAXES..........................................................................................68
SECTION 8.05.     BASE RATE LOANS SUBSTITUTED FOR AFFECTED LIBOR LOANS...........................................70
SECTION 8.06.     SUBSTITUTION OF BANK...........................................................................71

ARTICLE IX  MISCELLANEOUS........................................................................................71

SECTION 9.01.     NOTICES........................................................................................71
SECTION 9.02.     NO WAIVERS.....................................................................................71

SECTION 9.03.     EXPENSES; INDEMNIFICATION......................................................................72
SECTION 9.04.     SETOFFS........................................................................................72
SECTION 9.05.     AMENDMENTS AND WAIVERS.........................................................................73
SECTION 9.06.     SUCCESSORS AND ASSIGNS.........................................................................73
SECTION 9.07.     GOVERNING LAW; SUBMISSION TO JURISDICTION......................................................75
SECTION 9.08.     COUNTERPARTS; INTEGRATION......................................................................75
SECTION 9.9.      WAIVER OF JURY TRIAL...........................................................................75
SECTION 9.10.  CONFIDENTIALITY...................................................................................75
SECTION 9.12.  REPLACEMENT NOTE..................................................................................76
SECTION 9.13.  USURY.............................................................................................76


Exhibits:
--------

A        Form of Promissory Note

B        Form of Guarantee Agreement

C        Form of Security Agreement

D Form of Opinion of Weil, Gotshal & Manges, LLP, counsel for the Borrower and the Guarantors

E        Form of Borrowing Base Certificate

F        Form of Inventory Location Report

G        Form of Issuing Bank Agreement

H        Form of Consent and Subordination Agreement

I        Form of Intercreditor Agreement

Schedules:
---------

4.05     Litigation

4.14     Locations

4.15     Licenses, Trademarks and Distribution Agreements

5.09     Permitted Investments

5.10     Liens

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of January 29, 2001 among ELIZABETH ARDEN, INC. (formerly known as FRENCH FRAGRANCES, INC), a Florida corporation (the "Borrower"), the BANKS listed on the signature pages hereof, FLEET NATIONAL BANK, as Administrative Agent, Issuing Bank and Swingline Lender, CREDIT SUISSE FIRST BOSTON, as Syndication Agent and FLEET SECURITIES, INC. and CREDIT SUISSE FIRST BOSTON, as Joint Lead Arrangers and Joint Book Managers.

         WHEREAS, the Borrower, certain of the Banks listed on the signature page, the Agent, the Arrangers, the Issuing Bank and the Swingline Lender are parties to a certain Credit Agreement dated as of January 23, 2001 (the "Original Credit Agreement").

         WHEREAS, the parties thereto desire to amend the Original Credit Agreement to properly reflect the Banks and their Total Commitments and to make certain other amendments to the Original Credit Agreement.

         NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions
                                   -----------

         SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "Acquisition" means the purchase or acquisition of all or substantially all of the assets of any Person, the purchase of a controlling equity interest in any Person, or the merger or consolidation of any Person with any other Person, in any transaction or group of transactions which are part of a common plan.

         "Arden Acquisition" means the Acquisition of the Purchased Assets by the Borrower from Seller pursuant to the terms of the Acquisition Agreement.

         "Acquisition Agreement" means that certain Purchase Agreement dated as of October 30, 2000 by and between the Borrower and the Seller, as amended by Amendment No. 1 to Purchase Agreement dated December 11, 2000 and as further amended by Amendment No. 2 to Purchase Agreement dated January 23, 2001.

         "Accounts" means all accounts (as such term is defined in the Uniform Commercial Code in effect in the State of New York (as the same may be amended or modified from time to time), whether now owned or hereafter acquired by the Borrower or any Subsidiary.

         "Active Excess Inventory" means inventory on hand that is in excess of the Seller's (or following the consummation of the Arden Acquisition, the Borrower's) projected sales for the next twelve months.

         "Active No Requirement Inventory" means inventory on hand for which Seller (and following the consummation of the Arden Acquisition, the Borrower) does not have forecasted sales.

         "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

         "Advances" shall have the meaning assigned in Section 2.01 of this Agreement.

         "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with the Borrower. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but not including Seller or its Affiliates.

         "Agent" means Fleet National Bank in its capacity as administrative agent for itself and the other Banks as appointed pursuant to the provisions of
Article VII of this Agreement hereunder, and its successors in such capacity.

         "Agreement" shall mean this Credit Agreement, as the same may be amended, supplemented, extended and modified from time to time.

         "Allowance Accounts" means accounts consisting of, but not limited to, the returns reserve, salary support, WalMart/RiteAid sales allowance and co-op advertising.

         "Applicable Letter of Credit Fee" means, with respect to each Letter of Credit, a fee equal to the Applicable Margin for LIBOR Loans times the face amount of the Letter of Credit.

         "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and, (ii) in the case of its LIBOR Loans, its LIBOR Lending Office.

         "Applicable Margin" means the applicable margins based on the applicable Consolidated Total Debt/ EBITDA Ratio (as determined quarterly) as shown below (in basis points):

                                       CONSOLIDATED
                                       ------------
          TIER                      TOTAL DEBT/EBITDA                LIBOR LOANS        BASE RATE LOANS
          ----                      -----------------                -----------        ---------------
          I                Greater than or equal to 3.0:1.0              300                  175

          II               Less than 3.0:1.0 but greater than            275                  150
                           or equal to 2.5:1.0

          III              Less than 2.5:1.0 but greater than            250                  125
                           or equal to 2.0:1.0

          IV               Less than 2.0:1.0                             225                  100


         The Applicable Margins shall be determined by reference to Tier I for the first six months following the Effective Date. Any change in an Applicable Margin shall be effective commencing on the first business day of the month following the due date of the compliance certificate required by Section 5.1(c) hereof and provided, however, if any compliance certificate is not received by the due date required by Section 5.1(c), the Applicable Margin shall revert back to Tier I until delivery of the next compliance certificate.

         "Applicable Percentage" of any Bank means the percentage of the aggregate Commitments represented by such Bank's Total Commitment.

         "Approved Location" means (i) any location owned or leased by the Borrower and as set forth in Schedule 4.14 attached hereto and as updated from time to time by providing to Agent a written notice and for which approval has been received from the Agent, and (ii) any other location owned by any Person, provided, however, that (a) Uniform Commercial Code financing statements have been filed in such location naming the Agent as secured party on behalf of the Banks, and (b) with respect to (ii) above, the Agent has received a fully executed Consent and Subordination Agreement from such Person on terms and conditions reasonably satisfactory to Agent.

         "Arden Accounting System" means the computer accounting systems used to track the Purchased Assets which the Borrower shall continue to use following the Arden Acquisition.

         "Arrangers" mean collectively, Fleet Securities, Inc. and Credit Suisse First Boston, in their capacity as Joint Lead Arrangers so long as each of them, or one of their Affiliates, is a Bank hereunder.

         "Assignee" has the meaning set forth in Section 9.06(c).

         "Bank" means each bank or financial institution listed on the signature pages hereof, each Assignee, which becomes a Bank pursuant to Section 9.06(c), and their respective successors. References herein to a Bank or Banks may include the Issuing Banks or the Swingline Lender or both, as the context requires.

         "Base Rate" means, for any day, a rate per annum equal to the higher of
(i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day. The Base Rate is not necessarily the lowest rate charged by the Agent to its customers.

         "Base Rate Borrowing" means any Loan or portion thereof subject to a Base Rate.

         "Base Rate Loan" means at any time a Committed Loan outstanding hereunder which bears interest at such time at a rate based on the Base Rate pursuant to a Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Borrowed Money" shall mean, with respect to any Person, all Indebtedness of such Person representing borrowed money, including, without limitation, (i) any Indebtedness evidenced by notes, bonds, debentures or similar obligations, (ii) any Indebtedness representing any obligation for the deferred purchase price of property or services or an obligation under a conditional sale or other title retention agreement, (iii) any Indebtedness representing Capitalized Lease Obligations and (iv) any Indebtedness representing a reimbursement obligation for any letter of credit or with respect to any performance bond.

         "Borrower" means Elizabeth Arden, Inc. and immediately preceding the closing of the Arden Acquisition French Fragrances, Inc., a Florida corporation.

         "Borrowing" has the meaning set forth in Section 1.03.

         "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (a) eighty percent (80%) of the value of all Eligible Accounts Receivable and the Eligible Arden Accounts Receivable, determined as of such date, plus (b) sixty percent (60%) of the value of all Eligible Finished Goods Inventory and Eligible Arden Finished Goods Inventory, determined as of such date, plus (c) twenty-five percent (25%) of the value of all Eligible Raw Materials Inventory and Eligible Arden Raw Materials Inventory, determined as of such date, provided, however, that the aggregate amount of availability represented by all Eligible Inventory shall not exceed Eighty-Seven Million Five Hundred Thousand Dollars ($87,500,000). The Agent shall be entitled to reduce the foregoing percentages in its reasonable and sole discretion.

         "Borrowing Base Certificate" means a certificate of the principal financial officer of the Borrower, in the form attached hereto as Exhibit E having the blanks therein appropriately completed, setting forth in reasonable detail the Eligible Inventory and the Eligible Accounts Receivable as of the last day of the preceding month.

         "Calculation Period" means a period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Agent pursuant to Section 5.01(a) or (b), commencing with the fiscal quarter ending April 30, 2001.

         "Capital Expenditures" shall mean, with respect to any Person, all expenditures of such Person for assets which are or should be capitalized, and the fair value of any Capitalized Lease.

         "Capitalized Lease" shall mean any lease which is or should be capitalized on the balance sheet of the lessee thereunder in conformity with the GAAP.

         "Capital Stock" shall mean any and all shares, interests, rights to purchase, participations or other equivalents of or interest in (however designated) corporate stock.

         "Capitalized Lease Obligations" shall mean, with respect to any Person, the amount of the liability under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

         "Change of Control" shall mean the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d) (3) of the Exchange Act) other than the Principals or their Related Parties, (as such terms are defined in the Indenture), (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (iii) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) (other than the Principals and their Related Parties) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of (a) 35% or more of the voting Capital Interests (as such term is defined in the Indenture) of the Borrower and (b) more of the voting Capital Interests of the Borrower than are, in the aggregate, beneficially owned by the Principals and their Related Parties at the time of such consummation, or (iv) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors (as such term is defined in the Indenture). For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting Capital Interests of the Borrower shall be deemed to be a transfer of such portion of such voting Capital Interests as corresponds to the portion of the equity of such entity that has been transferred.

         "Collateral" shall have the meaning as set forth in the Security Agreement.

         "Commitment Fee Rate" means the commitment fee payable by Borrower based on the applicable Consolidated Total Debt/EBITDA Ratio as shown below (in basis points):

          TIER        CONSOLIDATED TOTAL DEBT/EBITDA        COMMITMENT FEE RATE

          I          Greater than or equal to 2.0:1.0              50.0

          II         Less than 2.0:1.0                             37.5

The Commitment Fee shall be determined by reference to Tier 1 for the first six months following the Effective Date. Any change in a Commitment Fee Rate shall be effective commencing on the first business day of the month following the due date of the compliance certificate required by Section 5.1(c) hereof and provided, however, if any compliance certificate is not received by the due date required by Section 5.1(c), the Commitment Fee Rate shall revert back to Tier I until delivery of the next compliance certificate.

         "Commitment" means, with respect to each Bank, the respective amount of its Revolving Commitment set forth opposite the name of such Bank on Schedule 1 hereto (or, in the case of an Assignee, in its Assignment and Assumption Agreement), as such amount may be reduced from time to time pursuant to Section
2.09 and adjusted to reflect assignments pursuant to Section 9.06(c).

         "Committed Borrowing" means a Borrowing consisting of Committed Loans; provided that if the Loans constituting any such Borrowing or Borrowings (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Borrowing" shall refer to all of the Committed Loans to the Borrower of the same Type and having the same Interest Period that result from such combination or subdivision as the case may be.

         "Committed Exposure" means, with respect to any Bank at any time, the sum of the aggregate principal amount of such Bank's Committed Loans outstanding at such time and its Letter of Credit Exposure and Swingline Exposure at such time.

         "Committed Loan" means a loan made by a Bank pursuant to Article 2; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

         "Consent and Subordination Agreement" means a consent and subordination agreement substantially in the form of Exhibit H hereto.

         "Consolidated EBITDA" means, with respect to any Person for any period, Consolidated Net Income for such period, plus (i) the sum of (a) Consolidated Net Interest Expense, (b) depreciation, amortization and other non-cash charges,
(c) losses on asset sales, exchanges, transfers or other dispositions, and (d) extraordinary or other non-recurring losses or charges, (e) plus income tax expense, less (ii) the sum of (a) gains on asset sales, exchanges, transfers or other dispositions, (b) extraordinary or other non-recurring gains or credits, and (c) income attributable to non-cash items or other non-cash credits, in each case to the extent included in arriving at such net income (or loss) for such period and determined in accordance with GAAP, provided, however, that for the purposes of this definition, Consolidated EBITDA of the Purchased Assets was a loss of $2,300,000 for the fiscal quarter ended April 30, 2000; $4,300,000 for the fiscal quarter ended July 31, 2000; $51,000,000 for the fiscal quarter ended October 31, 2000 and $31,700,000 for the fiscal quarter ended January 31, 2001.

         "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period.

         "Consolidated Net Interest Expense" means, with respect to any Person, for any fiscal period, the cash interest expense of such Person and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP; provided, however, the calculation will be performed on an annualized basis for the first three fiscal quarters of fiscal year 2002, as follows: for the three month period ended April 30, 2001, Consolidated Net Interest Expense for such fiscal period shall be multiplied by four; for the six month period ended July 31, 2001, Consolidated Net Interest Expense for such fiscal period shall be multiplied by two; and for the nine month period ended October 31, 2001, Consolidated Net Interest Expense for such fiscal period shall be multiplied by the fraction 4/3.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

         "Consolidated Total Debt" means at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis at such date.

         "Consolidated Total Debt/EBITDA Ratio" means the ratio of Consolidated Total Debt (less cash in excess of $5,000,000) to Consolidated EBITDA, as determined quarterly.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for Borrowed Money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person relating to Sale Lease-Back Transactions and securitization transactions, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Distribution Agreements" means those Distribution Agreements set forth in Schedule 4.15 attached hereto.

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

         "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

         "Election Date" has the meaning set forth in Section 2.06(b).

          "Eligible Accounts Receivable" means the face amount of any of Borrower's trade accounts receivable for goods sold and/or services rendered by Borrower in the ordinary course of its business invoiced on the FFI Accounting System which satisfy each of the following requirements (unless waived by all the Banks):

                  (i) the subject goods have been shipped or delivered to an account debtor (a) on an absolute sale basis and not on consignment, approval or a sale-or-return basis or subject to any other repurchase or return agreement, or (b) on an open account basis, in either case with no part of the subject goods having been returned, rejected, lost or damaged;

                  (ii) the account is not evidenced by chattel paper or an instrument of any kind;

                  (iii) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

                  (iv)  the account debtor is located in the United States;

                  (v) the account is a valid, legally enforceable obligation of the account debtor thereunder and is not subject to any offset (other than discount for prompt payment consistent with past practices of Borrower or other defense on the part of such account) or other defense on the part of such account debtor, any contra account or to any claim on the part of such account debtor denying liability thereunder;

                  (vi) the account is subject to no Lien, except for the security interest in favor of the Agent, for the ratable interest of the Banks, under the Loan Documents;

                  (vii) the invoice evidencing such account has not remained unpaid for a period exceeding sixty (60) days after the due date or one hundred twenty (120) days past the date of invoice and provided such account has been adjusted for aged credits;

                  (viii) to the extent the obligation is with an account debtor that is the federal government or a political subdivision thereof, Borrower has complied with the Federal Assignment of Claim Acts of 1940, and any amendment thereto, with respect to such obligation;

                  (ix) the account does not arise out of a transaction with any Affiliate of Borrower or any related person (excluding Seller and its Affiliates);

                  (x) no more than fifty percent (50%) of the aggregate accounts receivable for the same account debtor shall have remained unpaid for a period exceeding sixty (60) days after the due date; and

                  (xi) the account is not otherwise determined by the Agent to be difficult to collect, uncollectible or otherwise unacceptable for any reasons, irrespective of how many days past due, as reasonably determined by the Agent, which determination shall be final and binding.

                  Furthermore, there shall be a reserve against Eligible Accounts Receivable equal to one hundred percent (100%) of the Unreconciled Reserve Category. In addition, there shall be a reserve against Eligible Accounts Receivable equal to fifty percent (50%) of the Allowance Accounts.

          "Eligible Arden Accounts Receivable" means the face amount of any of Borrower's trade accounts receivable for goods sold or services rendered by Borrower in the ordinary course of business and invoiced on the Arden Accounting System which satisfy each of the following requirements (unless waived by all the Banks):

                  (i) the subject goods have been shipped or delivered to an account debtor (a) on an absolute sale basis and not on consignment, approval or a sale-or-return basis or subject to any other repurchase or return agreement, or (b) on an open account basis, in either case with no part of the subject goods having been returned, rejected, lost or damaged;

                  (ii) the account is not evidenced by chattel paper or an instrument of any kind;

                  (iii) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

                  (iv) the account debtor is located in the United States;

                  (v) the account is a valid, legally enforceable obligation of the account debtor thereunder and is not subject to any offset (other than discount for prompt payment consistent with past practices of Borrower) or other defense on the part of such account debtor, any contra account or to any claim on the part of such account debtor denying liability thereunder;

                  (vi) the account is subject to no Lien, except for the security interest in favor of the Agent, for the ratable benefit of the Banks, under the Loan Documents;

                  (vii) the invoice evidencing each account has not remained unpaid for a period exceeding sixty (60) days after the due date or one hundred twenty (120) days past the date of invoice and provided such account has been adjusted for aged credits;

                  (viii) to the extent the obligation is with an account debtor that is the federal government or a political subdivision thereof, Borrower has complied with the Federal Assignment of Claim Acts of 1940, and any amendment thereto, with respect to such obligation;

                  (ix) the account does not arise out of a transaction with any affiliate of Borrower or any related person;

                  (x) no more than fifty percent (50%) of the aggregate accounts receivable for the same account debtor shall have remained unpaid for a period exceeding sixty (60) days after the due date; and

                  (xi) the account is not otherwise determined by the Agent to be difficult to collect, uncollectible or otherwise unacceptable for any reasons, irrespective of how many days past due, as reasonably determined by the Agent, which determination shall be final and binding.

          "Eligible Arden Finished Goods Inventory" means any of Borrower's finished goods that constitute part of the Eligible Inventory purchased in connection with the Arden Acquisition and inventory purchased on an on-going basis that is tracked on the Arden Accounting System which satisfy each of the following requirements (unless waived by all the Banks):

                  (i) the inventory is located at Borrower's principal place of business or at an Approved Location;

                  (ii) the inventory does not constitute promotional merchandise that will not be sold in the ordinary course of Borrower's business;

                  (iii) the inventory does not constitute items that will be used as a gift included with purchased merchandise in the ordinary course of Borrower's business;

                  (iv) the inventory is not damaged or subject to any Lien, except for the security interest in favor of the Agent, for the ratable benefit of the Banks, under the Loan Documents;

                  (v) the inventory does not include samples, displays or testers; and

                  (vi) such inventory is not subject to a licensing agreement or a distribution agreement with Borrower or any of its Subsidiaries that prohibits or restricts the Agent's right to liquidate such inventory or to have the inventory repurchased by the licensor other than in the same manner that Borrower may be entitled to under the terms of such licensing or distribution agreement.

                  Furthermore, if such inventory meets all of the requirements set forth in subsections (i) through (vi) but constitutes Slow Moving Inventory, then only seventy-five percent (75%) of such inventory shall be deemed Eligible Arden Finished Goods Inventory.

          "Eligible Arden Raw Materials Inventory" means any of Borrower's raw materials and work in process that constitute a part of Eligible Inventory purchased in connection with the Arden Acquisition or raw materials and work-in-process purchased on an on-going basis and is tracked on the Arden Accounting System which satisfy each of the following requirements (unless waived by all Banks):

                  (i) the inventory is located at Borrower's principal place of business or at an Approved Location;

                  (ii) such inventory is not subject to a licensing agreement or a distribution agreement with Borrower or any of its Subsidiaries that prohibits or restricts the Agent's right to liquidate such inventory or to have the inventory repurchased by the licensor other than in the same manner that Borrower may be entitled to under the terms of such licensing or distribution agreement;

                  (iii) the inventory is not damaged or subject to any Lien other than the security interest in favor of the Agent, for the ratable benefit of the Banks, under the Loan Documents; and

                  (iv) the inventory is not obsolete and is readily marketable; and

                  (v) the inventory is not included on the Arden Accounting System as any of (a) chemical or compounds in the process of being mixed or any other items classified as Category I (as classified on the Arden Accounting System) or (b) bulk formulations of creams or any other items classified as Category B (as classified as such on the Arden Accounting System).

                  Furthermore, if such inventory meets the requirements of subsections (i)-(v) but constitutes Slow Moving Inventory, then only seventy-five percent (75%) of such inventory shall be deemed Eligible Arden Raw Materials Inventory.

         "Eligible Finished Goods Inventory" means any of Borrower's finished goods that constitute Eligible Inventory, which satisfy each of the following requirements (unless waived by all the Banks):

                  (i) the inventory is located at Borrower's principal place of business or at an Approved Location;

                  (ii) the inventory does not constitute promotional merchandise that will not be sold in the ordinary course of Borrower's business;

                  (iii) the inventory does not constitute items that will be used as a gift and accompanying purchased merchandise;

                  (iv) the inventory is not damaged or subject to any Lien except for the security interest in favor of the Agent for the ratable benefit of the Banks, under the Loan Documents;

                  (v) the inventory is not obsolete and is readily marketable;
         and

                  (vi) such inventory is not subject to a license agreement or a distribution agreement with Borrower or any of its Subsidiaries that prohibits or restricts the Agent's right to liquidate such inventory or to have the inventory repurchased by the licensor other than in the same manner that Borrower may be entitled to under the terms of such licensing or distribution agreement.

                  Furthermore, if such inventory meets all of the requirements set forth in subsections (i) through (vi) but constitutes Slow Moving Inventory, then only seventy-five percent (75%) of such inventory shall be deemed Eligible Finished Goods Inventory.

         "Eligible Inventory" shall mean the lower of fair market value or cost of Borrower's inventory of raw materials, work-in-process and finished goods determined on a consolidated FIFO basis in accordance with GAAP which, as of the day preceding any calculation of the Committed Exposure availability, is in good condition, meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such goods, their use, manufacture and/or sale, is currently usable or currently saleable in the normal course of the Borrower's business, is not on consignment to or from any person and is not otherwise deemed by the Agent in its reasonable discretion to be ineligible.

          "Eligible Raw Materials Inventory" shall mean any of Borrower's raw materials and work in process that constitute a part of Eligible Inventory which satisfy each of the following requirements (unless waived by all the Banks):

                  (i) the inventory is located at Borrower's principal place of business or at an Approved Location; and

                  (ii) such inventory is not subject to a licensing or distribution agreement with Borrower or any of its Subsidiaries that prohibits or restricts the Agent's right to liquidate inventory or to have the inventory repurchased by the licensor other than in the same manner that Borrower may be entitled to under the terms of such licensing or distribution agreement.

                  Furthermore, if such inventory meets both of the requirements set forth in subsection (i) and (ii) but constitutes Slow Moving Inventory, then only seventy-five percent (75%) of such inventory shall be deemed Eligible Raw Materials Inventory.

         "Environmental Laws" means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements with Governmental Authorities or other governmental restrictions binding upon the Borrower or any of the Subsidiaries, as applicable, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as the same may from time to time be amended and remain in effect.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means the indebtedness of the Borrower to Fleet National Bank pursuant to the terms of that certain Credit Agreement dated as of May 13, 1997, as amended and any and all documentation executed in connection therewith and all amendments thereto.

         "Event of Default" shall have the meaning as set forth in Section 6.01.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Fleet National Bank on such day on such transactions as determined by the Agent.

         "FFI Accounting System" means the existing computer accounting systems used by the Borrower before and after the Arden Acquisition.

         "FIFO" means on a first in, first out basis as determined in accordance with GAAP.

         "Financing Transactions" means the execution and delivery of the Loan Documents and the performance of the transactions contemplated by the Loan Documents, including the borrowing of the Loans and the issuance of Letters of Credit.

         "Foreign Subsidiary" means any Subsidiary of the Borrower formed under the laws of any jurisdiction other than the United States, its territories or any political subdivision thereof substantially all of the assets of which are located outside the United States or that conducts substantially all of its business outside of the United States.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Governmental Authority" means any federal, state, local or foreign government or political subdivision or any court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guarantee Agreement" means a Guarantee Agreement among the Agent and the Guarantors substantially in the form of Exhibit B.

         "Guarantor" means each Person that is or becomes party to the Guarantee Agreement as a Guarantor and their respective successors.

         "Historical Inventory" means inventory on hand for which Seller (and following the consummation of the Arden Acquisition, the Borrower) has indicated no planned usage, which includes, without limitation, old promotional items and discontinued items.

         "Indebtedness" shall mean, with respect to any Person, all items which in accordance with GAAP should be included as liabilities on the balance sheet of such Person as at the date as of which Indebtedness is to be determined, and, in any event, shall include the following, without limitation or duplication:
(a) all Borrowed Money of such Person (b) all obligations secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed, (c) all obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, and (d) all obligations with respect to any letters of credit issued on behalf of such Person to any beneficiary or with respect to which such Person has any reimbursement obligations.

         "Indenture" shall mean collectively, the Indenture, dated as of May 13, 1997, between the Borrower and Marine Midland Bank, as Trustee, relating to the 10 3/8% Senior Notes due 2007 and the Indenture dated April 27, 1998, between the Borrower and Marine Midland Bank, as Trustee, relating to the 10 3/8% Senior Notes due 2007.

         "Intercreditor Agreement" means that certain Intercreditor Agreement among Agent, the Borrower and HSBC Bank USA, as trustee for the holders of the Senior Secured Notes substantially in the form of Exhibit I.

         "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Net Interest Expense for such period.

         "Interest Period" means with respect to each LIBOR Loan, the period commencing on the date specified in the applicable Notice of Borrowing or Notice of Interest Rate Election and ending one, two, three or six months thereafter (or nine or twelve months, if acceptable to all Banks), as the Borrower may elect in such Notice of Borrowing or Notice of Interest Rate Election; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

                  (b) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such

         Interest Period) shall, subject to clause (c) below, end on the last LIBOR Business Day of a calendar month; and

                  (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Inventory" means all inventory (as such term is defined in the Uniform Commercial Code in effect in the State of New York (as the same may be amended or modified from time to time)), whether now owned or hereafter acquired by the Borrower or any domestic Subsidiary.

         "Inventory Location Report" means the certificate of the principal financial officer of the Borrower, in the form attached hereto as Exhibit F having the blanks therein appropriately completed, setting forth in reasonable detail the location of the inventory of the Borrower as of the last day of the month.

         "Investment" means any investment in any Person, whether by means of share or other equity interest purchase, capital contribution, loan, advance, time deposit or otherwise.

         "Issuing Bank" means (i) Fleet National Bank and (ii) any other Bank that shall enter into an Issuing Bank Agreement as provided in Section 2.15(m), in each case in their respective capacities as the issuers of Letters of Credit, and their respective successors in such capacity.

         "Issuing Bank Agreement" has the meaning set forth in Section 2.15(m).

         "Letter of Credit" means any letter of credit issued pursuant to
Section 2.15. Each letter of credit that is, as of the Effective Date, a "Letter of Credit" as defined in, and is outstanding under, the Existing Credit Agreement shall be deemed for all purposes of the Loan Documents to have been issued and outstanding pursuant to Section 2.15 on the Effective Date and to constitute a Letter of Credit.

         "Letter of Credit Disbursement" means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

         "Letter of Credit Documents" shall mean the Letter of Credit application, any issued Letter of Credit and any other application or agreement in the form customarily used by Agent or the Issuing Bank for or in connection with the issuance of commercial letters of credit.

         "Letter of Credit Exposure" means at any time the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit plus (ii) the aggregate amount of all Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.15. The Letter of Credit Exposure shall be expressed in Dollars; provided, however, the aggregate of subsection (i) and
(ii) shall not be permitted to exceed Twenty-Five Million Dollars ($25,000,000).

The Letter of Credit Exposure of any Bank at any time shall mean its Applicable Percentage of the aggregate Letter of Credit Exposure at such time.

         "LIBOR Base Rate" means with respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two LIBOR Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on that day that is two LIBOR Business Days prior to the beginning of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the LIBOR Rate for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time) on that day that is two LIBOR Business Days preceding the first day of such Interest Period, as selected by the Agent. The principal London office of each of four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City) time on that day that is two LIBOR Business Days preceding the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate for the proposed Interest Period cannot be determined. The Agent shall give notice to the Borrower of the LIBOR Rate as determined for each LIBOR Loan and such notice shall be conclusive and binding, absent manifest error.

         "LIBOR Borrowing" means any Loan or portion thereof subject to a LIBOR Base Rate.

         "LIBOR Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

         "LIBOR Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its LIBOR Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its LIBOR Lending Office by notice to the Borrower and the Agent.

         "LIBOR Loan" means at any time a Committed Loan outstanding hereunder which bears interest at such time at a rate based on the LIBOR Rate pursuant to a Notice of Borrowing or Notice of Interest Rate Election.

         "LIBOR Margin" means the Applicable Margin for any LIBOR Loan.

         "LIBOR Rate" means with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 1/32nd of 1%):

                                 LIBOR Base Rate
                                 ---------------
                        1.00 - LIBOR Reserve Requirements

         "LIBOR Reserve Requirements" means, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

         "License Agreements" means those license agreements, trademarks and copyrights identified in Schedule 4.15 attached hereto which Schedule shall be amended from time to time to reflect new licensing agreements.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Loan" means a Base Rate Loan, a LIBOR Loan, or a Swingline Loan and "Loans" means any combination of the foregoing.

         "Loan Documents" means this Agreement, the Guarantee Agreement, the Security Agreement, the Notes, the Intercreditor Agreement and any Issuing Bank Agreement.

         "Margin Stock" has the meaning given to such term under Regulation U.

         "Material Adverse Effect" means (i) a materially adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries considered as a whole, (ii) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party, or (iii) material impairment of the rights of or benefits available to the Agent or the Banks under any Loan Document.

         "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount equal to or exceeding $5,000,000.

         "Material Subsidiary" means a Subsidiary of the Borrower that, as of the time of determination of whether such Subsidiary is a "Material Subsidiary", accounted on a consolidated basis for five percent (5%) or more of the total sales of the Borrower and its Consolidated Subsidiaries for the most recent Calculation Period or accounted on a consolidated basis for five percent (5%) or more of the total assets of the Borrower and its Consolidated Subsidiaries as of the most recent date for which a consolidated balance sheet of the Borrower has been delivered to the Agent pursuant to Section 5.01(a) or (b).

         "Mortgage Notes" means those certain Mortgage Notes dated as of June 5, 1996 issued by the Borrower in favor of Westmark Mortgage Corp. No. 2 in the original principal amount of $5,500,000, with respect to the real property located at 14100 N.W. 60th Avenue, Miami Lakes, FL 33014.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Net Proceeds" means gross proceeds received by the Borrower less customary fees and expenses associated with the transactions, including reasonable banking, legal and accounting fees and less income taxes payable by the Borrower as a result of such transaction.

         "Note" means a promissory note of the Borrower substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay Loans made to it, and "Notes" means any or all of such promissory notes issued hereunder.

         "Notice of Borrowing" has the meaning set forth in Section 2.02.

         "Notice of Interest Rate Election" has the meaning set forth in Section 2.06.

         "Obligations" has the meaning set forth in the Guarantee Agreement.

         "Parent" means, with respect to any Bank, any Person controlling such Bank.

         "Participant" has the meaning set forth in Section 9.06(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Acquisition" means an Acquisition in which each of the following conditions are satisfied:

                  (i) No Default or Event of Default then exists or would arise from the consummation of such Acquisition.

                  (ii) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law.

                  (iii) The Borrower shall have furnished the Agent prior notice of such intended Acquisition immediately following approval by its Board of Directors and shall have furnished the Agent with such information regarding the proposed acquisition as the Agent reasonably requested so long as such information is readily available.

                  (iv) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in the same general type of business as now conducted by the Borrower or its Subsidiaries.

                  (v) The total consideration paid for all such Acquisitions after the Closing Date shall not exceed for any one Acquisition, $15,000,000 or in the aggregate for all Acquisitions consummated after the Closing Date, $25,000,000.

                  (vi) After giving effect to the Acquisition, the Borrower shall be in compliance on a pro forma basis with the covenants contained in Sections 5.16 and 5.17 determined as if such Acquisition was consummated on the first day of the four consecutive quarters immediately prior to the Acquisition.

         "Permitted Indebtedness" means (i) any Borrowings made hereunder, (ii) the Senior Notes, (iii) the Mortgage Notes, (iv) up to $15,000,000 of other subordinated indebtedness or preferred stock existing as of the Effective Date,
(v) the Seller Preferred, (vi) the Senior Secured Notes and any guarantees thereunder, (vii) no more than $10,000,000 of Purchase-Money Indebtedness,
(viii) up to $35,000,000 (in the aggregate)) of Indebtedness of Subsidiaries which are Foreign Subsidiaries which, if secured, is secured only by accounts receivable and inventory of such Subsidiaries, (ix) any other unsecured indebtedness in an aggregate amount of no more than $15,000,000, which shall be on such terms and conditions as are satisfactory to the Agent in all respects,
(x) any refinancings of any of the above, which shall be on such terms and conditions as are satisfactory to the Agent in all respects, or (xi) intercompany Indebtedness between or among the Borrower or the Guarantors, as lenders, and any Foreign Subsidiary, as a borrower, which when aggregated with amounts committed under clause (viii) above and the amount of any Permitted Investment made pursuant to Section 5.09(j) shall not exceed $50,000,000 in the aggregate, provided, that, after giving effect to such intercompany Indebtedness, the Borrower shall have excess borrowing availability under this Agreement of at least $10,000,000 and provided, further, any committed or outstanding amounts of Indebtedness under clause (viii) above shall permanently reduce dollar-for-dollar the amount of intercompany Indebtedness permitted under this clause (xi).

         "Permitted Refinancing" means Indebtedness incurred in any refinancing of any existing Indebtedness (other than the Borrowings hereunder); provided that such refinancing Indebtedness has, as compared to such existing Indebtedness, (a) an equal or greater weighted-average life, (b) final maturity date that is the same or later, (c) a right of payment that is subordinate to or pari passu with such existing Indebtedness, (d) terms and conditions (including those described in clauses (a) through (c)), taken as a whole, no less favorable to the Banks and (e) the security, if any, for the refinancing Indebtedness shall cover assets other than those constituting security for the existing Indebtedness.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Primary Licensing Agreements" means collectively, (i) the Distribution Agreement dated August 1, 2000 by and between Nautica Apparel, Inc., Unilever Cosmetics, International and the Borrower as amended by a First Amendment dated October 27, 2000; (ii) the Distribution Agreement dated November 25, 1999 by and between Elizabeth Arden Co. and the Borrower, as amended by a First Amendment dated October 27, 2000 and (iii) the Licensing Agreement between The Elizabeth Taylor Cosmetics Company and Chesebrough Ponds, Inc. dated February 14, 1986, as amended January 26, 1989, March 20, 1990, June 28, 1990, August 3, 1999 and October 26, 2000.

         "Prime Rate" means the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

         "Projections" means those certain financial projection models of the Borrower dated as of October, 2000, delivered by the Borrower to the Agent.

         "Purchase-Money Indebtedness" means, with respect to any Person, Indebtedness of such Person incurred to acquire assets in the ordinary course of such Person's business, which Indebtedness is secured by purchase-money liens or other liens of a conditional vendor; provided, however, that the Indebtedness secured thereby shall not exceed the cost thereof and provided further that such Indebtedness shall not otherwise be prohibited by the terms of this Agreement.

         "Purchased Assets" has the meaning ascribed to it in the Acquisition Agreement.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Required Banks" means at any time Banks having more than fifty percent (50%) of the Commitments or, if the Commitments shall have been terminated, Banks with Committed Exposure of more than fifty percent (50%) of the sum of the Committed Exposure.

         "Restricted Payment" means (i) any dividend or other distribution on any shares of the capital stock of the Borrower or any Subsidiary (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of the Borrower or any Subsidiary or (b) any option, warrant or other right to acquire shares of the capital stock of the Borrower or any Subsidiary.

         "Revolving Commitment" means the obligation of the Banks to make Advances under the Revolving Credit Loans in the aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite each Bank's name under the column titled "Revolving Commitment" on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

         "Revolving Credit Period" means the period from and including the Effective Date to, but excluding, the Termination Date.

         "Sale and Lease-Back Transaction" means any arrangement, entered into by the Borrower or a Subsidiary, directly or indirectly, with any Person whereby it shall sell or transfer any asset, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such asset.

         "Security Agreement" means a Security Agreement between the Agent and the Borrower, or between the Agent and a Guarantor substantially in the form as Exhibit C.

         "Seller" means Conopco, Inc., a New York corporation.

         "Seller Preferred" means the preferred stock having a $50,000,000 aggregate liquidation/preference value issued on the Closing Date to the Seller by the Borrower pursuant to the terms of the Acquisition Agreement.

         "Senior Notes" means those certain Senior 10 3/8% Notes issued pursuant to the Indenture in the amount of $155 million, and which mature on May 15, 2007.

         "Senior Secured Notes" means those certain 11 3/4% senior secured notes due 2010 issued by the Borrower in the amount of $160,000,000.

         "Settlement" means the making of, or receiving of payments, in immediately available funds, by the Banks to the extent necessary to cause each Bank's actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Request for Advance) to be equal to each Bank's Applicable Percentage of the outstanding amount of such Revolving Credit Loans (after giving effect to any Request for Advance), in any case where, prior to such event or action, the actual share is not so equal.

         "Settlement Amount" shall have the meaning assigned by Section 2.03.

         "Settlement Date" means (a) Friday of each week with respect to all Advances made during such week, (b) the business day immediately following the Agent becoming aware of the existence of an Event of Default or (c) the business day immediately following any business day on which the aggregate amount of all Advances under the Revolving Credit Commitment increases or decreases by more than $15,000,000 as compared to the previous Settlement Date.

         "Settling Bank" shall have the meaning assigned by Section 2.03(c).

         "Shareholders' Equity Base" means, with respect to any Person, as at any date, the stockholders equity of such Person as of such date as determined in accordance with GAAP, which shall include for the purposes of this calculation, the liquidation preference of the Seller Preferred.

         "Slow Moving Inventory" means (i) as to inventory tracked on the Arden Accounting System, Historical Inventory, Active No Requirement Inventory and Active Excess Inventory, and (ii) as to inventory tracked on the FFI Accounting System, inventory on hand that is in excess of Borrower's projected sales for the next twelve months.

         "Subsidiary" means any corporation or other entity now existing or hereafter formed of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

         "Sublicense Agreement" means any and all Sublicense Agreements executed by the Borrower or its Subsidiaries (as applicable) in favor of the Agent, pursuant to which the Borrower assigns and sublicenses to the Agent, for the benefit of the Banks, any and all rights of the Borrower in and to the License Agreements.

         "Swingline Expiry Date" means the Settlement Date immediately prior to the Termination Date.

         "Swingline Exposure" means at any time the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Swingline Lender at any time shall mean its Applicable Percentage of the Swingline Exposure at such time.

         "Swingline Lender" means Fleet National Bank, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity or any Swingline Lender that for purposes of Section 2.03, is a Swingline Lender.

         "Swingline Limit" means $15,000,000 or such other amount as may be established from time to time by the Swingline Lender.

         "Swingline Loan" means a Committed Loan made by the Swingline Lender or any other Bank that makes a Swingline Loan pursuant to Section 2.03.

         "Termination Date" means the fifth anniversary of the Effective Date, or, if such day is not a LIBOR Business Day, the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding LIBOR Business Day.

         "Total Availability" has the meaning set forth in Section 2.01(c).

         "Total Commitments" means the aggregate maximum principal amount of the Commitments of the Banks to make Committed Loans to the Borrower from time to time as set forth in Section 2.01 hereof, as such maximum principal amount is adjusted from time to time in accordance with Section 2.01 hereof.

         "Transactions" means, collectively, the Arden Acquisition, the termination of the Existing Indebtedness, the Financing Transactions, the issuance by the Borrower of the Seller Preferred and the issuance by the Borrower of the Senior Secured Notes.

         "Type" has the meaning set forth in Section 1.03.

         "Unreconciled Reserve Category" means the category consisting of the dollar difference between the Borrower's Summary A/R Report (as so titled) and Borrower's Detailed A/R Aging Report (as so titled).

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

         SECTION 1.03. Types of Borrowings. Borrowings and Loans hereunder are distinguished by "Type". The Type of a Loan refers to whether such Loan is a Base Rate Loan, a LIBOR Loan or a Swingline Loan. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period (if applicable). Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "LIBOR Borrowing") or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments).

                                   ARTICLE II

                                   The Credits
                                   -----------

         SECTION 2.01. Commitments to Lend. (a) Committed Loans. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower Committed Loans from time to time in amounts (each, an "Advance") that will not result in (i) such Bank's Committed Exposure at any time exceeding its Commitment, or (ii) the sum of the Letter of Credit Exposure and the aggregate principal amount of all outstanding Loans at any time exceeding the Total Availability. Within the foregoing limits, a Borrower may borrow under this subsection, repay (subject to the limitations of Section 2.13), or to the extent permitted by Section 2.11, prepay (subject to prepayment penalties, if applicable) Committed Loans and reborrow at any time during the Revolving Credit Period under this subsection (a). All Committed Loans shall be made in Dollars.

         (b) Borrowings Ratable. Each Borrowing under this Section 2.01 shall be made from the Banks in proportion to their respective Commitments except, if applicable, Swingline Loans.

         (c) Total Availability. (i) The Total Availability shall be equal to the lesser of:

                  (x) the Borrowing Base as in effect from time to time, or

                  (y) One Hundred Seventy Five Million Dollars ($175,000,000).

         (ii) The Borrowing Base shall be adjusted upon Agent's review and acceptance of (i) each monthly Borrowing Base Certificate submitted by the Borrower or (ii) any additional information obtained by the Agent (including any Notice of Borrowing or updated Borrowing Base Certificates) relating to the determination of Eligible Accounts Receivable and Eligible Inventory.

         SECTION 2.02. Notice of Borrowings. Borrower shall give the Agent telephone notice followed by written confirmation ("Notice of Borrowing") not later than 11:00 A.M. (New York, New York time) on (a) the date of any Base Rate Borrowing (other than a Swingline Loan which is governed by Section 2.03 hereof) or (b) three (3) LIBOR Business Days before any LIBOR Borrowing, specifying:

                  (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a LIBOR Business Day in the case of a LIBOR Borrowing;

                  (ii) the aggregate amount of such Borrowing, which shall be $1,000,000 or a larger multiple of $500,000 (except that any Committed Borrowing may be in an aggregate amount equal to the excess of the Total Availability over the sum of the aggregate principal amount of all outstanding Loans and the Letter of Credit Exposure);

                  (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or LIBOR Loans; and

                  (iv) in the case of a LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         SECTION 2.03.  Swingline Loans.

         (a) At any time prior to the Swingline Expiry Date and provided there exists no Event of Default, the Swingline Lender, on the terms and conditions set forth in this Agreement, agrees to make Swingline Loans up to the Swingline Limit consisting only of Base Rate Loans. All Swingline Loans shall be made in Dollars.

         (b) In order to request a Swingline Loan, the Borrower shall notify the Agent by telephone of such request not later than 1:00 P.M. (New York City time) on the day of a proposed Swingline Loan, specifying the proposed date (which shall be a Domestic Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender.

          (c) On each Settlement Date, the Agent shall, not later than 10:00 a.m. (Providence, Rhode Island time), give telephonic or facsimile notice (i) to the Banks and Borrower of the respective outstanding amount of Advances made by the Agent on behalf of the Banks from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any LIBOR Rate Loans to be made on such date pursuant to a Loan Request and (ii) to the Banks of the amount (a "Settlement Amount") that each Bank (the "Settling Bank") shall pay to effect a Settlement of any Advances. A statement of the Agent submitted to the Banks and Borrower or to the Banks with respect to any amounts owing under this Section 2.03 shall be prima facie evidence of the amount due and owing. The Settling Bank shall, not later than 4:00 p.m. (Providence, Rhode Island time) on such Settlement Date, affect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount. All funds advanced by any Bank as a Settling Bank pursuant to this Section 2.03 shall for all purposes be treated as an Advance made by such Settling Bank to Borrower and all funds received by any Bank pursuant to this Section 2.03 shall for all purposes be treated as repayment of amounts owed with respect to Advances made by such Bank. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which Borrower is a debtor prevents a Settling Bank from making any Advance to effect a Settlement as contemplated hereby, such Settling Bank will make such disposition and arrangements with the other Banks with respect to such Advance, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank's share of the outstanding Advances being equal, as nearly as may be, to such Bank's Applicable Percentage of the outstanding amount of Advances.

                  (ii) The Agent may, unless notified to the contrary by any Bank prior to a Settlement Date, assume that such Bank has made or will make available to the Agent on such Settlement Date the amount of such Bank's Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Settlement Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause
(iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If such Bank's Settlement Amount is not made available to the Agent by such Bank within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from Borrower on demand, with interest thereon at the rate per annum applicable to the Base Rate Loans as of such Settlement Date.

                  (iii) The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of its Settlement Amount (i) shall not relieve any other Bank from its several obligations hereunder to make available to the Agent the amount of such other Bank's Settlement Amount and (ii) shall not impose upon such other Bank any liability with respect to such failure or refusal or otherwise increase the Revolving Commitment of such other Bank.

         SECTION 2.04.  Notice to Banks; Funding of Loans.

         (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Applicable Percentage (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

         (b) Not later than 1:00 p.m. (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01 to the account of the Agent at such place as shall have been notified by the Agent to the Banks by not less than five Domestic Business Days' notice. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

         (c) If an Issuing Bank has not received from the Borrower a payment required by Section 2.15(g) to be made to such Issuing Bank by 1:00 P.M. (New York City time) on the date on which such payment is due, as provided in Section 2.15(g), such Issuing Bank shall promptly notify the Agent thereof and, promptly following receipt of such notice, the Agent will notify each Bank of the Letter of Credit Disbursement and such Bank's Applicable Percentage of such Letter of Credit Disbursement. Not later than 4:00 P.M. (New York City time) on such date, each Bank shall make available such Bank's Applicable Percentage of such Letter of Credit Disbursement, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01, and the Agent will promptly make such funds available to such Issuing Bank. Thereafter, any payments made by the Borrower in respect of such Letter of Credit Disbursement shall be paid to the Agent in Dollars (and such Issuing Bank shall promptly remit such payments to the Agent if received by such Issuing
Bank) and the Agent will promptly remit to each Bank that shall have made such funds available its Applicable Percentage of any amounts subsequently received by the Agent from such Issuing Bank or the Borrower in respect of such Letter of Credit Disbursement (excluding interest for the account of such Issuing Bank for the period prior to the date that such Bank shall have made such funds available).

         (d) Unless the Agent shall have received written notice from a Bank prior to the date of any Borrowing, or prior to the time of any required payment by such Bank in respect of a Letter of Credit Disbursement, that such Bank will not make available (which can only be refused if there exists an Event of Default identified by such Bank) to the Agent such Bank's share of such Borrowing or payment, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing or payment in accordance with subsection (b) or (c), as applicable, of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower or the applicable Issuing Bank, as the case may be, on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 or Section 2.15(g), as applicable, and (ii) in the case of such Bank, the Federal Funds Rate. In the case of a Borrowing, if such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

         SECTION 2.05.  Notes.

         (a) The Loans of each Bank to the Borrower shall be evidenced by a single Note of the Borrower payable to the order of such Bank for the account of its Applicable Lending Office.

         (b) Upon receipt of each Bank's Note pursuant to Section 3.01(b) or 3.03(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, Type and maturity of each Loan made by it to the Borrower and the date and amount of each payment of principal made by the Borrower with respect thereto and may, in connection with any transfer of any of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan of the Borrower then outstanding; provided that (and the Borrower understands and agrees that) the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

         SECTION 2.06. Interest Rate Elections. (a) The initial Type of Loans comprising each Committed Borrowing, and the duration of the initial Interest Period applicable thereto if they are initially LIBOR Loans, shall be as specified in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of, or the duration of the Interest Period applicable to, the Loans (other than Swingline Loans) included in any Committed Borrowing (excluding overdue Loans and subject in each case to the provisions of the definition of Interest Period and Article VIII), as follows:

                  (i) if such Loans are Base Rate Loans (other than a Swingline
         Loan), the Borrower may elect to designate such Loans as LIBOR Loans, may elect to continue such Loans as Base Rate Loans or may elect to designate such Loans as any combination of Base Rate Loans and LIBOR Loans; and

                  (ii) if such Loans are LIBOR Loans, the Borrower may elect to designate such Loans as Base Rate Loans, may elect to continue such Loans as LIBOR Loans for an additional Interest Period, or may elect to designate such Loans as any combination of Base Rate Loans and LIBOR Loans.

Notwithstanding the foregoing, the Borrower may not elect an Interest Period for LIBOR Loans unless the aggregate outstanding principal amount of LIBOR Loans (including any such LIBOR Loans made pursuant to Section 2.01 on the date that such Interest Period is to begin) to which such Interest Period will apply is $1,000,000 or any larger multiple of $500,000 provided, however, at no time shall there be more than six (6) different Interest Periods outstanding.

         (b) Any election permitted by subsection (a) of this Section may become effective on any LIBOR Business Day specified by the Borrower (the "Election Date"); provided that, with respect to any outstanding LIBOR Loan, the Borrower may not specify an Election Date that is other than the last day of the Interest Period therefor. Each such election shall be made by the Borrower by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 11:00 A.M. (New York City time) on (x) the Election Date, if all the resulting Loans will be Base Rate Loans and (y) the date three (3) LIBOR Business Days before the Election Date, if the resulting Loans will include LIBOR Loans. Each Notice of Interest Rate Election shall specify with respect to the outstanding Loans to which such notice applies:

                  (i) the Election Date;

                  (ii) if the Type of Loan is to be changed, the new Type of Loan and, if such new Type is a LIBOR Loan, the duration of the new Interest Period applicable thereto;

                  (iii) if such Loans are LIBOR Loans and the Type of such Loans is to be continued for an additional or different Interest Period, the duration of such additional or different Interest Period; and

                  (iv) if such Loans are to be designated as a combination of Base Rate Loans, or LIBOR Loans, the information specified in clauses
         (i) through (iii) above as to each resulting Borrowing and the aggregate amount of each such Borrowing.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period and the last sentence of subsection (a) of this Section.

         (c) Upon receipt of a Notice of Interest Rate Election, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such notice shall not thereafter be revocable by the applicable Borrower.

         (d) If a Borrower (i) fails to deliver a timely Notice of Interest Rate Election to the Agent electing to continue or change the Type of, or the duration of the Interest Period applicable to, the Loans included in any Committed Borrowing as provided in this Section and (ii) has not theretofore delivered a notice of prepayment relating to such Committed Loans, then such Borrower shall be deemed to have given the Agent a Notice of Interest Rate Election electing to change the Type of such Loans to (or continue the Type thereof as) Base Rate Loans, commencing on the last day of the then current Interest Period.

         SECTION 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is converted to a Loan of another Type, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable monthly in arrears on the first Domestic Business Day of each month and, with respect to the principal amount of any Base Rate Loan converted to a LIBOR Loan, on the date such Base Rate Loan is so converted.

         (b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the LIBOR Rate plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         (c) Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day each Swingline Loan is outstanding, at such rate per annum equal to the Base Rate plus the Applicable Margin for such day. Such interest shall be payable on the earlier of (i) repayment of the Swingline Loan or (ii) the applicable Settlement Date.

         (d) The Agent shall determine each interest rate applicable to the Loans hereunder pursuant to the terms hereof. The Agent shall give prompt notice to the applicable Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         (e) Upon the occurrence and continuation of an Event of Default, all Loans shall bear interest at a rate per annum equal to the sum of 2% plus the Base Rate plus the Applicable Margin for such day.

         SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the account of the Banks based on their Applicable Percentage a commitment fee at the applicable per annum Commitment Fee Rate. Such commitment fee shall accrue from and including the Effective Date to, but excluding, the date on which the Commitments expire or terminate, on the daily average unused portion of the Total Commitments. The Agent shall determine the Commitment Fee Rate applicable from time to time hereunder.

         (b) Payments. Accrued fees under this Section shall be payable quarterly in arrears on (i) the last day of March, June, September and December in each year, commencing on the first such date that occurs after the Effective Date and (ii) the date on which the Commitments expire or terminate. The Agent shall determine the amount of accrued fees payable hereunder on each payment date and notify the Borrower thereof.

         (c) For purposes of determining the applicable Commitment Fee payable to the Swingline Lender, the aggregate outstanding principal amount of Swingline Loans shall be considered outstanding for purposes of the Borrower and the Swingline Lender.

         SECTION 2.09. Voluntary Reduction or Termination of Commitments. (a) On and after the first anniversary of the Effective Date, or, if such day is not a Domestic Business Day, the next succeeding Domestic Business Day, the Borrower may, upon at least five Domestic Business Days' notice to the Agent, terminate the Total Commitment at any time, or proportionately reduce from time to time each Bank's Commitment by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the sum of the Letter of Credit Exposure and the aggregate outstanding principal amount of the Loans, provided, however that any reduction in the aggregate amount of the Commitments shall be expressly conditioned upon the Borrower demonstrating projected excess availability (acceptable to the Agent) for the next twelve (12) months of at least $35,000,000.

         (b) The Commitments shall terminate on the Termination Date.

         SECTION 2.10. Maturity of Loans. (a) The Committed Loans of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

         (b) Each Swingline Loan shall mature on the earlier of (i) its respective Settlement Date or (ii) the Swingline Expiry Date.

         SECTION 2.11. Prepayments. (a) Voluntary Prepayments. Subject to
Section 2.13, the Borrower may, upon at least one Business Day's notice (or, if such prepayment is made prior to noon, on the same day or in the case of a Committed Borrowing of LIBOR Loans, two LIBOR Business Days' notice) to the Agent, prepay any Committed Borrowing of the Borrower in whole at any time, or from time to time in part in amounts aggregating $2,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

         (b) Mandatory Prepayments.

                  (i) If at any time the outstanding principal amount of the Loans exceeds the Total Availability, the Borrower shall immediately upon notice from the Agent: (i) repay, by payment to the Agent for the account of the Banks, to be applied to the Loans, the amount of such excess, and/or (ii) furnish Collateral and/or repay the Swingline Loan and/or Letter of Credit Exposure, in an amount equal to such excess;

                  (ii) The Borrower shall make a prepayment/repayment of the Loans in the amount of 100 % of Net Proceeds from the issuance of equity or debt (excluding the issuance of the Seller Preferred); and

                  (iii) The Borrower shall make a prepayment of the Loans in the amount of 100% of the Net Proceeds from the sale of assets permitted under Section 5.11(b).

         The mandatory repayments set forth in this Section 2.11 shall be applied first to reduce all outstanding principal, interest and fees on Swingline Loans, second to reduce all outstanding principal, interest and fees on Committed Loans and third to cash collateralize the principal amount and any fees of the Letter of Credit Exposure.

         (c) Swingline Prepayments. The Borrower may, upon notice to the Agent prior to 12:00 Noon (New York City time) on the date of prepayment (which shall be a Domestic Business Day), prepay any Swingline Loan of the Borrower in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

         (d) Notice of Prepayments. Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank (or, in the case of a Swingline Loan, the Swingline Lender) of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

         SECTION 2.12. General Provisions as to Payments. (a) Except as otherwise expressly provided herein, all payments to be made by the Borrower hereunder or under the Notes shall be made not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

         (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on the LIBOR Loans shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (c) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

         SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any LIBOR Rate Loan (pursuant to Article II or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of any applicable period fixed pursuant to the terms hereto, or if the Borrower fails to borrow any LIBOR Loans after notice has been given to any Bank in accordance with Section 2.04(a) or to change or continue the Type of, or the duration of the Interest Period applicable to, any LIBOR Loans after notice has been given to any Bank in accordance with Section 2.06(c), the Borrower shall reimburse each Bank within fifteen (15) days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan) including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

         SECTION 2.14. Computation of Interest and Fees. Interest based on the Base Rate hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         SECTION 2.15. Letters of Credit. (a) The Borrower may request the issuance of Letters of Credit by any Issuing Bank, in a form reasonably acceptable to the Agent and such Issuing Bank, appropriately completed, for the account of the Borrower, at any time and from time to time during the Revolving Credit Period; provided that any Letter of Credit shall be issued only if, and each request by the Borrower for the issuance of any Letter of Credit shall be deemed a representation and warranty of the Borrower that, immediately following the issuance of any such Letter of Credit the sum of the Letter of Credit Exposure and the aggregate principal amount of all outstanding Loans shall not exceed the Total Commitments and shall not exceed the amount of Total Availability.

         (b) Each issuance of any Letter of Credit shall be made on such prior notice from the Borrower to the applicable Issuing Bank as shall be acceptable to such Issuing Bank specifying the date of issuance, the date on which such Letter of Credit is to expire (which shall not be later than the earlier of (i) the date that is one Domestic Business Day prior to the Termination Date, and
(ii) subject to renewal, the date one year after the date of such Letter of Credit, or, if such Letter of Credit is issued to a beneficiary outside the United States, the date that is five Domestic Business Days prior to the Termination Date), the amount and currency of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit, whether such Letter of Credit is a documentary or stand-by Letter of Credit, the purpose of such Letter of Credit, and such other information as may be necessary or desirable to complete such Letter of Credit. Each Issuing Bank will give the Agent prompt notice of the issuance and amount of each Letter of Credit issued by it, the currency thereof and the expiration of such Letter of Credit. Each Issuing Bank will give the Agent and the Borrower daily notice of the aggregate amount available to be drawn under all outstanding Letters of Credit issued by it a quarterly summary indicating, on a daily basis during such quarter, the issuance of any Letter of Credit issued by it and the amount thereof, the expiration of any such Letter of Credit and any payment on drafts presented under such Letters of Credit.

         (c) Each Issuing Bank that issues a Letter of Credit, by the issuance of such Letter of Credit and without any further action on the part of such Issuing Bank or the Banks in respect thereof, hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, on behalf of such Issuing Bank, in accordance with Section 2.04(b), such Bank's Applicable Percentage of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by the Borrower when due in accordance with subsection
(f) of this Section; provided that the Banks shall not be obligated to make any such payment with respect to any wrongful Letter of Credit Disbursement made as a result of the gross negligence or willful misconduct of such Issuing Bank.

         (d) Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to subsection (c) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (subject only to the proviso in subsection (c) above).

         (e) Upon each issuance of a Letter of Credit, Borrower agrees to pay the Applicable Letter of Credit Fee to the Banks, and a fronting fee to be determined by the Issuing Bank. Fees under this subsection shall be calculated by the applicable Issuing Bank and shall be payable quarterly in advance on the last day of March, June, September and December in each year and on the Termination Date (or any earlier date on which the Commitments are terminated). The applicable Issuing Bank will notify the Borrower of the amount of accrued fees payable hereunder on each payment date. In addition to the foregoing, the Borrower shall pay directly to each Issuing Bank, for its account, such Issuing Bank's customary processing and documentation fees in connection with the issuance or amendment of or payment on any Letter of Credit, payable within fifteen (15) days after demand therefor by such Issuing Bank.

         (f) If an Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay directly to such Issuing Bank an amount equal to the amount of such draft before 2:00 P.M. (New York City time), on the day on which such Issuing Bank shall have notified the Borrower (as provided in subsection (j) below) that payment of such draft will be made; provided that, if the Borrower shall not have received notice of such draft before 10:00 A.M. (New York City time) on the date that payment of such draft is made, then such payment may be made by the Borrower to such Issuing Bank on the Domestic Business Day immediately following the date of receipt by the Borrower of notice of such payment, together with interest (at a rate per annum equal to the sum of the LIBOR Margin at the time plus the rate determined by such Issuing Bank to be equal to the rate per annum at which deposits in the same currency as such draft are then being offered to such Issuing Bank in the London interbank market for a period of one month) on the amount of such draft from and including the date such draft was paid by such Issuing Bank to but excluding such next Domestic Business Day. If the Borrower shall fail to pay any amount required to be paid by it under this subsection when due, such unpaid amount shall bear interest, for each day from and including the due date to but excluding the date of payment, at a rate per annum equal to the interest rate applicable to overdue Base Rate Loans.

         (g) The Borrower's obligation to reimburse Letter of Credit Disbursements as provided in subsection (f) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document;

                  (ii) the existence of any claim, setoff, defense or other right which the Borrower, any Subsidiary or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Agent or any Bank or any other Person in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                  (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit, subject to subsection (i) below; and

                  (v) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or not similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this subsection (g), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

         (h) None of the Banks (including any Issuing Bank) nor the Agent nor any of their officers or directors or employees or agent shall be liable or responsible by reason of or in connection with (and the Borrower shall indemnify and hold harmless each of the Banks, the Issuing Banks, the Agent and their officers, directors, employees and agent from and against any and all liabilities, losses, damages, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising by reason of or in connection with) the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (g) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, or (iv) any consequences arising from causes beyond the control of any Issuing Bank, including, without limitation, any government acts, or any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower shall not be required to indemnify any Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the

Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of an Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (y) an Issuing Bank's failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection (h) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so in accordance with their Applicable Percentage. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from an Issuing Bank's gross negligence or willful misconduct, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) an Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any material respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Issuing Bank.

         (i) Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Agent, the Borrower of such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Disbursement thereunder, provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse any such Letter of Credit Disbursement in accordance with this Section. The Agent shall promptly give each Bank notice thereof.

         (j) If at any time, as a result of an adjustment to the dollar amount of any outstanding Letter of Credit Exposure, the sum of the Letter of Credit Exposure and the aggregate principal amount of all outstanding Loans exceeds the Total Availability, then the Borrower shall provide cash collateral in respect of the Letter of Credit Exposure as provided below in an amount equal to such excess; provided that, solely for purposes of determining whether the Borrower is in compliance with the foregoing requirements of this subsection (j), the Total Availability shall be deemed to be increased by the amount of any cash collateral then held by the Agent pursuant to this subsection (j). In the event that the Borrower is required pursuant to the terms of this Agreement to provide cash collateral in respect of the Letter of Credit Exposure, the Borrower shall deposit in an account with the Agent, for the benefit of the Banks (including the Issuing Banks), an amount in cash equal to (x) in the case of a deposit required pursuant to the first sentence of this subsection (j), the amount specified therein, or (y) in the case of a deposit required as a result of an Event of Default, the entire Letter of Credit Exposure. Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to the first sentence of this subsection (j), the Agent shall return such amount (to the extent not applied as aforesaid) to the Borrower, from time to time, to the extent that doing so would not give rise to an obligation on the part of the Borrower to provide additional cash collateral pursuant to such sentence. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Domestic Business days after all Events of Default have been cured or waived, and if prior to such return the amount of the Letter of Credit Exposure is reduced, any excess of the amount deposited (to the extent not applied as aforesaid and disregarding interest or profits on investments) over the reduced amount of the Letter of Credit Exposure shall be returned to the Borrower promptly after such reduction gives rise to such excess. Notwithstanding the foregoing, if any Obligation payable by the Borrower hereunder is due and payable but remains unpaid at the time that the Agent would otherwise be required to return any amount of cash collateral to the Borrower hereunder, the Agent may retain such cash collateral and apply the amounts retained to the payment of such unpaid Obligation.

         (k) The Borrower, the Agent and any Bank that is willing to be an Issuing Bank hereunder may agree that such Bank shall be an Issuing Bank by the execution and delivery of an agreement substantially in the form of Exhibit G (an "Issuing Bank Agreement"). The Agent shall notify the Banks of the identity of any Issuing Bank appointed pursuant to this subsection (k). The Borrower also may terminate the status of any Issuing Bank as an Issuing Bank hereunder at any time by at least three Domestic Business Days' prior notice to such Issuing Bank and the Agent, and the Agent shall thereupon notify the Banks of such termination; provided that such termination shall operate only to relieve such Issuing Bank of its obligation to issue Letters of Credit hereunder and shall not affect such Issuing Bank's status as an Issuing Bank or its rights and obligations hereunder with respect to any Letters of Credit previously issued by it.

                  SECTION 2.16. Application of Payments. Subject to the provisions of Section 2.11, all amounts received in the blocked accounts from any source shall be applied, on the day immediately following receipt, in the following order: first to repay outstanding Swingline Loans; second, to repay other outstanding Loans that are Base Rate Loans and all outstanding reimbursement obligations under Letters of Credit; third, to repay outstanding Loans that are LIBOR Loans and all breakage costs due in respect of such repayment or, at the Borrower's option (if no Event of Default has occurred and is then continuing), to fund a cash collateral deposit to a cash collateral account at Fleet National Bank (the "Cash Collateral Account") with direction to pay, all or a portion of any such outstanding LIBOR Loans on the last day of the next ending Interest Period therefor; fourth, if any Event of Default has occurred and is continuing, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 101% of all Letter of Credit Outstandings; fifth, to pay interest due and payable on the Obligations and to pay fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank and sixth, to pay all other Obligations that are then outstanding and payable.

         Any amounts received in the blocked accounts at any time when all of the Obligations have been and remain fully repaid shall be remitted to the Borrower, if and as the Borrower may request.

         All credits against the Obligations shall be conditioned upon final payment to the Agent of the items giving rise to such credits and shall be subject to fully available funds. If any item deposited to the blocked account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Agent shall have the right to reverse such credit and charge the amount of such item to the Borrower, who shall indemnify the Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

                                   ARTICLE III

                                   Conditions

         SECTION 3.01. Effectiveness. The obligation of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit under this Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

         (a) receipt by the Agent and the Arrangers of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent and the Arrangers in form satisfactory to them of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

         (b) receipt by the Agent and the Arrangers for the account of each Bank of a duly executed Note of the Borrower dated on or before the Effective Date complying with the provisions of Section 2.06;

         (c) receipt by the Agent and the Arrangers of (i) the Guarantee Agreement, duly executed by the Guarantors, (ii) the Security Agreement, duly executed by the Borrower and the Guarantors; and (iii) each of the Loan Documents, duly executed by the Borrower;

         (d) receipt by the Agent and the Arrangers of a certificate signed by an executive officer of the Borrower, dated the Effective Date, to the effect that (i) no Default has occurred and is continuing as of the Effective Date, and
(ii) the representations and warranties of the Borrower set forth in Article IV hereof are true in all material respects on, and as of, the Effective Date;

         (e) receipt by the Agent and the Arrangers of all fees and other compensation payable to the Agent or the Arrangers and/or the Banks on or prior to the Effective Date pursuant to their agreements with the Borrower, including reimbursement of all reasonable out-of-pocket expenses of the Agent and the Arrangers, including, without limitation, legal fees, field exams fees and syndication fees payable by the Borrower in accordance with this Agreement for which invoices have been presented;

         (f) receipt by the Agent and the Arrangers of an opinion of Weil, Gotshal & Manges LLP, counsel for the Borrower and Guarantors, substantially in the form of Exhibit D hereto, and covering such additional matters relating to the Financing Transactions as Agent and its counsel may reasonably request;

         (g) receipt by the Agent and the Arrangers of all documents and certificates they may reasonably request relating to the existence of the Borrower and the Guarantors and the corporate authority for and the validity of this Agreement and the other Loan Documents, the accuracy of the representations and warranties contained in this Agreement and the other Loan Documents on the Effective Date, the Financing Transactions, the Arden Acquisition and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Agent;

         (h) the Existing Indebtedness and all commitments and documentation thereunder shall have been terminated, all amounts outstanding or accrued thereunder shall have been paid in full and the Agent and the Arrangers shall have received evidence reasonably satisfactory to them of such termination and payment;

         (i) the Borrower shall have consummated the Arden Acquisition of the Purchased Assets in accordance with the provisions of the Acquisition Agreement;

         (j) the Agent and the Arrangers shall have received evidence that the Senior Secured Notes have been issued;

         (k) receipt by the Agent and the Arrangers of the proforma consolidated balance sheet of the Borrower as of October 31, 2000, after giving effect thereto, and after giving effect to the Arden Acquisition and the Loans to be made on the Effective Date and the payment of closing costs in connection therewith, all in form and substance satisfactory to the Agent and the Arrangers;

         (l) the Agent and the Arrangers shall have received insurance certificates satisfying the requirements of the Loan Documents;

         (m) the Agent and the Arrangers shall have received a certificate from an executive officer of the Borrower in form and substance reasonably satisfactory to the Agent and the Arrangers with respect to the solvency (on a consolidated basis) of the Borrower and each of its Subsidiaries immediately after the consummation of the Transactions to occur on or before the Effective Date;

         (n) receipt by the Agent and the Arrangers of reasonably satisfactory written evidence that all requisite governmental authorities and third parties required to approve or consent to the Transactions shall have approved or consented thereto to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Agent and the Arrangers) and all such approvals or consents shall be in full force and effect, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transactions;

         (o) the Agent and the Arrangers shall have received a list, certified by an executive officer of the Borrower, of all filings required to be made with any Governmental Authority in connection with the Transactions;

         (p) the Transactions shall have been consummated in accordance with their respective terms and any material related documentation, all of which must be satisfactory in form and substance to the Agent and the Arrangers, and there shall not have been any amendment, modification or waiver of any of the material terms and conditions of any of the documentation evidencing the Transactions without the prior written consent of the Agent and the Arrangers, which consent shall not be unreasonably withheld;

         (q) all liens, if any, with respect to any Existing Indebtedness shall have been released and the Agent and the Arrangers shall have received evidence thereof satisfactory to the Agent and the Arrangers and a "pay-off" letter or letters reasonably satisfactory to the Agent and the Arrangers with respect to the Existing Indebtedness and the Banks shall have been granted (as of the Effective Date) first priority perfected liens and guarantees (as applicable) to the extent required and described herein;

         (r) the Agent and the Arrangers shall be satisfied that no action, suit, investigation, litigation or other legal proceeding, tax or accounting matter, ERISA matter, environmental matter or other matter is pending or threatened against the Borrower, any Subsidiary or any Guarantor in any court or before any arbitrator or governmental instrumentality that purports to affect the Transactions or any of the transaction contemplated herein, which could have a Material Adverse Effect on the Transactions or any of the transactions contemplated herein or that could have a Material Adverse Effect on the business, assets, conditions (financial or otherwise), operations, performance, properties or Projections of the Borrower;

         (s) the Borrower shall have no indebtedness and no preferred stock of the Borrower shall be outstanding other than the Permitted Indebtedness;

         (t) the Agent and the Arrangers shall be satisfied that no material adverse change or any condition or event, which with the passage of time would result in a material adverse change shall have occurred or become known with respect to the business, assets, condition (financial or otherwise), operations, performance, properties or Projections of the Borrower, the Subsidiaries or any Guarantor since the end of the most recently ended fiscal year for which audited statements have been provided to the Agent and the Arrangers or in the facts or information as represented by the Borrower to the Agent and the Arrangers to date;

         (u) the Agent shall have received in form and substance satisfactory to the Agent in all respects, a Borrowing Base Certificate of the Borrower dated as of the Effective Date evidencing excess availability of at least $20,000,000;

         (v) the Agent, the Banks, the Borrower and HSBC Bank USA, as trustee for the holders of the Senior Secured Notes shall have entered into the Intercreditor Agreement pertaining to the relative rights of the Banks and the holders of the Senior Secured Notes with respect to the selected intangible assets acquired by the Borrower pursuant to the Arden Acquisition to be pledged as security for the Senior Secured Notes;

         (w) the Agent and the Arrangers shall have received the Sublicense Agreement(s) with respect to all trademarks owned by the Borrower, FD Management, Inc. and DF Enterprises, Inc. as of the date of the closing of the Arden Acquisition, which each Sublicense Agreement (i) shall permit the Agent, on behalf of the Banks, to utilize such trademark in connection with any liquidation of the inventory constituting collateral for the Loans, and (ii) shall be upon such terms and conditions as are satisfactory to the Agent and the Arrangers;

         (x) the Agent and the Arrangers shall have received evidence, satisfactory to the Agent and the Arrangers in all respects, that there are no competing issues of debt or equity securities or credit facilities of the Borrower or any of its Subsidiaries except for the Permitted Indebtedness;

         (y) the Agent and the Arrangers shall have received evidence, satisfactory to the Agent and the Arrangers in their sole discretion, that (i) the Borrower has established a lock box in the name of the Borrower with the Agent in Providence, Rhode Island, and (ii) the Borrower has established a non-interest bearing cash holding account with the Agent; and

         provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than January 31, 2001. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

         SECTION 3.02. Each Credit Event. The obligation of any Bank to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

         (a) receipt by the Agent of a Notice of Borrowing as required by
Section 2.02, receipt by the Swingline Lender of a notice requesting a Swingline Loan as required by Section 2.03 or receipt by the applicable Issuing Bank of a notice requesting issuance of a Letter of Credit as required by Section 2.15(a), as applicable;

         (b) the fact that, immediately after such Borrowing or the issuance of such Letter of Credit, the sum of the aggregate principal amount of all outstanding Loans and the Letter of Credit Exposure shall not exceed the lesser of (i) the Borrowing Base or (ii) the Total Commitments;

         (c) the fact that, immediately before and after such Borrowing or the issuance of such Letter of Credit, no Default shall have occurred and be continuing; and

         (d) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true in all material respects (which materiality exception will not apply to representations and warranties qualified by materiality standards) on and as of the date of such Borrowing or issuance of such Letter of Credit; and

         (e) evidence of sufficient availability under the most recent Borrowing Base Certificate delivered to the Agent.

Each Borrowing hereunder and the issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c) (d), and (e) of this Section.

                                   ARTICLE IV

                         Representations and Warranties
                         ------------------------------

         The Borrower represents and warrants that:

         SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower and the Guarantors of each Loan Document to which it is or is to be a party and the Financing Transactions is within its corporate powers, has been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority or official thereof (other than such as have been duly taken or made) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or by-laws of the Borrower or any Guarantor or of any indenture, agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Guarantor or result in the creation or imposition of any Lien (other than Liens created by the Loan Documents) on any asset of the Borrower or any Subsidiary, except for any contraventions or defaults under such indentures, agreements, judgments, injunctions, orders, decrees or other instruments or the creation or imposition of any such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the other Loan Documents to which the Borrower or any of the Guarantors is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding agreements and obligations of each of the Borrower and the Guarantors that is a party thereto, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

         SECTION 4.04. Financial Information. (a) The consolidated audited balance sheet of the Borrower as of January 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP, a copy of which has been delivered to each of the Banks, fairly present in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year.

         (b) The unaudited proforma consolidated balance sheet of the Borrower as of October 31, 2000, and the related consolidated condensed statements of operations and cash flows for the fiscal period then ended, a copy of which has been delivered to each of the Banks, fairly present in all material respects, applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal period (subject to normal year-end adjustments).

         (c) the proforma consolidated balance sheet of the Borrower as of the effective date of the Arden Acquisition, after giving effect thereto, a copy of which has been delivered to each of the Banks, fairly presents in all material respects, applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date after giving effect to the Arden Acquisition.

         (d) Since October 31, 2000, there has been no material adverse change in the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         SECTION 4.05. Litigation. Except as disclosed on Schedule 4.05, there is no (i) injunction, stay, decree or order of any Governmental Authority or
(ii) action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any Governmental Authority or official thereof in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or any other Loan Document.

         SECTION 4.06. Compliance with ERISA. Except to the extent that all such failures to fulfill any such obligations or comply with any such provisions would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except to the extent that all such waivers, failures and liabilities would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         SECTION 4.07. Environmental Matters. The Borrower and its Subsidiaries have complied in all respects with all Environmental Laws, except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply with the Environmental Laws, which alone or together with any other such failure would reasonably be expected to result in a Material Adverse Effect. The facilities of the Borrower and its Subsidiaries do not manage or handle any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the applicable Environmental Laws, in violation thereof where such violation would reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect.

         SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed or there has otherwise been filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid or there has otherwise been paid all taxes shown to be due on such returns or pursuant to any assessment received the Borrower or any Subsidiary, except where the same is being or will be contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         SECTION 4.09. Subsidiaries. Each of the Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of the Borrower's other corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that all failures to comply with the foregoing would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

         SECTION 4.10. Not an Investment Company. Neither the Borrower nor any Guarantor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.11. Full Disclosure. All information heretofore furnished in writing by the Borrower or any Subsidiary to the Agent or any Bank for purposes of or in connection with this Agreement, any other Loan Document or the Financing Transactions was, and all such information hereafter furnished in writing by the Borrower or any Subsidiary to the Agent or any Bank will be, in each case considered as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent that the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole, or the ability of the Borrower to perform its obligations hereunder or under any other Loan Document.

         SECTION 4.12. Compliance with Laws and Agreements. Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree applicable to it of any Governmental Authority, where such violation or default (individually or in the aggregate) would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default (individually or in the aggregate) would reasonably be expected to result in a Material Adverse Effect.

         SECTION 4.13. Governmental Approvals. As of the Effective Date, all material consents and approvals of, and material filings and registrations with, and all other material actions in respect of, all Governmental Authorities or any other Person required in order to consummate the Financing Transactions shall have been obtained, given, filed or taken and shall be in full force and effect.

         SECTION 4.14. Locations. Schedule 4.14 attached hereto and made a part hereof sets forth (i) every location in the United States, Puerto Rico or Canada where Inventory with value of at least $1,000,000 of the Borrower or any Material Subsidiary is located, (ii) every material location in the United States where the Borrower or any Material Subsidiary has an office or place of business, (iii) the address of all material real estate owned in the United States by Borrower or any Material Subsidiary, (iv) the address of all material real estate leased in the United States by Borrower or any Material Subsidiary (including the record owner of such real estate), and (v) each jurisdiction in the United States in which Borrower or any Material Subsidiary is qualified or required to be qualified to do business.

         SECTION 4.15. Licenses; Trademarks; Distribution Agreements. (a)
Schedule 4.15 attached hereto and made a part hereof sets forth a list of (i) all material non-governmental License Agreements held by Borrower or any of its Subsidiaries relating to the operation of its business as now conducted or presently contemplated (including, as to each such License Agreement, the name of the licensee and licensor, a description of the subject matter of the License Agreement, the termination date or notice requirement with respect to termination and renewal options), (ii) all trademarks, trade names, service marks, copyrights, patents and applications for any of the foregoing owned by or registered in the name of Borrower or any Material Subsidiary, relating to or used in connection with the operation of its business as now conducted or presently contemplated, and (iii) all material Distribution Agreements relating to the operation of its business as now conducted or presently contemplated (including, as to each such Distribution Agreement, the names of the parties, a description of the subject matter of such Distribution Agreement, the termination date or notice requirement with respect to termination and renewal options).

         (b) Except as set forth in Schedule 4.15, all of such License Agreements and Distribution Agreements are in full force and effect and constitute legal, valid and binding obligations of Borrower; there have not been and there currently are not any defaults thereunder by the Borrower or, to the best of its knowledge, by any other party which could cause such License Agreement or Distribution Agreement to be canceled, revoked or terminated; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Borrower or, to the best of its knowledge, by any other party thereunder. Borrower owns all the trademarks, trade names, service marks, copyrights, know-how, patents and applications for any of the foregoing listed on Schedule
4.15 and, except as set forth thereon or as permitted herein, pays no royalty under any of them and has the exclusive right to bring actions for the infringement thereof. Except as set forth on Schedule 4.15, no product made or sold by Borrower violates any License Agreement or Distribution Agreement or, to the best of its knowledge, infringes any trademark, trade name, service mark, copyright, know-how, patent or application for any of the foregoing of any other Person. Except as listed on Schedule 4.15, there is no pending or, to the best of its knowledge, threatened claim or litigation against Borrower contesting the right of Borrower to use any of the trademarks, trade names, service marks and know-how or the validity of any of the License Agreements, Distribution Agreements, copyrights and patents listed on such Schedule or asserting the misuse thereof which if adversely determined would have a Material Adverse Effect.

         SECTION 4.16. Inventory. In determining which items of inventory listed on any schedule of inventory heretofore or hereafter provided by Borrower to Banks are Eligible Inventory, Banks may rely on all statements or representations made by Borrower on or with respect to any such schedule; further, Borrower represents and warrants that:

                  (a) all inventory is located on premises described in Schedule
         4.14 as being premises owned or leased by Borrower, or on such premises as shall be approved by Agent in writing from time to time (including the additional locations set forth in Schedule 4.14) as may be updated from time to time;

                  (b) no inventory is subject to any lien or security interest whatsoever, except as permitted by the terms of this Agreement; and

                  (c) except as specified on such schedules of inventory submitted to Banks, no inventory is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party unless (i) such bailee, warehouseman or similar party has signed a Consent and Subordination Agreement or (ii) Agent gives its prior written consent and, if Agent gives such consent, Borrower will upon the request of Agent cause any such bailee, warehouseman or similar party to issue and deliver to Agent in form and substance acceptable to Agent, warehouse receipts therefor in Agent's name for the ratable benefit of Banks.

         SECTION 4.17. Arden Acquisition. The Borrower has consummated the Arden Acquisition substantially in accordance with the terms of the Acquisition Agreement. The Borrower and the Subsidiaries own or have the lawful right to use all of the Purchased Assets except where the failure to obtain the lawful right to use such Purchased Assets will not have a Material Adverse Effect on Borrower or its business.

         SECTION 4.18. Security. The Guarantee Agreement and the Security Agreement are in full force and effect and the Security Agreement is effective to create in favor of the Agent, for the benefit of the Banks, a legally valid and enforceable first priority, perfected security interest in the Collateral.

         SECTION 4.19. Quality of Inventory. The Borrower shall (i) only sell Inventory that is appropriate for the marketplace in which the Inventory is sold and (ii) not sell Inventory that is counterfeit.

                                    ARTICLE V

                                    Covenants
                                    ---------

         The Borrower agrees that, so long as any Bank has any Commitment or any Loan or Letter of Credit Disbursement or accrued interest thereon remains unpaid or any Letter of Credit remains outstanding:

         SECTION 5.01. Information. The Borrower will deliver to each of the Banks (directly or through the Agent):

          (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in the form of an unqualified audit opinion by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

         (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations, stockholders' equity and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer or principal accounting officer of the Borrower;

         (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer or the principal accounting officer of the Borrower
(i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.16,
5.17 and 5.18 of this Agreement on the date of such financial statements, (ii) setting forth in reasonable detail the calculations required to establish the covenants set forth in Sections 5.16, 5.17 and 5.18 for the Calculation Period ended on the date of the most recent balance sheet included in such financial statements, (iii) stating whether any Default exists hereunder on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iv) stating whether, since the date of the most recent financial statements previously delivered pursuant to this Section, there has been any material change in the generally accepted accounting principles applied in the preparation of such statements, and, if so, describing such change and
(v) stating whether there is any Material Subsidiary that is required to be a Guarantor but currently is not a Guarantor;

         (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements as to (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above; provided that the foregoing shall not be construed to require that such accountants conduct any investigation outside the regular course of their audit;

         (e) within thirty (30) days after the end of each month in each fiscal year of Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such month and the related consolidated statements of operations, stockholders' equity and cash flows for such month and for the portion of the Borrower's fiscal year ended at the end of such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the principal financial officer or principal accounting officer of the Borrower;

         (f) within fifteen (15) days after the end of each month in each fiscal year of Borrower, a Borrowing Base Certificate, together with a schedule setting forth in reasonable detail Borrower's Inventory and the summary agings of all accounts receivable of Borrower, certified by Borrower's principal financial officer as of the end of such month;

         (g) within fifteen (15) days after the end of each month in each fiscal year of Borrower, an Inventory Location Report in the form of Exhibit F attached hereto, setting forth in reasonable detail the location and dollar amount of the Borrower's Inventory, certified by Borrower's principal financial officer as of the end of such month;

         (h) within thirty (30) days after the end of each fiscal year (commencing for fiscal year 2002) of the Borrower, projections in reasonable detail of an annual operating budget (detailed on a quarterly basis) and cash flow of the Borrower and its Subsidiaries, prepared by Borrower, and also containing a certification by its principal financial officer to the effect that such projections have been prepared on a sound financial planning basis and that the assumptions upon which such projections are based are reasonable;

         (i) within five (5) days after the principal executive officer, president or any financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (j) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

         (k) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

         (l) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the principal financial officer or the principal accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

         (m) from time to time such additional information regarding the financial position or business of the Borrower and the Subsidiaries as the Agents and Arrangers (or either of them), at the request of any Bank, may reasonably request.

         SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

         SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear expected.

         (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance in such amounts and against such risks as is customary for companies in the same or similar businesses, in each case with financially sound and reputable insurers. Agent shall be named as loss payee on all property loss policies for inventory and all Banks shall be named as additional insureds on all liability policies.

         SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) any merger of any Subsidiary of the Borrower permitted by Section 5.11(a) or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

         SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where noncompliance would not have a Material Adverse Effect.

         SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The

Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent, at Borrower's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants as follows: (a) unless an Event of Default shall have occurred hereunder, the Agent may exercise such option no more than three (3) times in any calendar year; and (b) the exercise by the Agent of its rights under this sentence shall require reasonable prior notice to the Borrower and shall be conducted during normal business hours in a reasonable manner so as not to disrupt the normal conduct of the Borrower's business. Notwithstanding anything contained to the contrary herein or in any of the Loan Documents, upon the occurrence of an Event of Default, the Agent may visit and inspect the Borrower, any of its Subsidiaries and any of their respective properties, in order to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants as often as may reasonably be desired. In addition, Agent has the right at any time to conduct an inventory appraisal at the Agent's expense, provided, however, upon the occurrence of an Event of Default, any such inventory appraisal shall be at Borrower's expense.

         SECTION 5.07. Additional Guarantors. If at any time after the Effective Date any Subsidiary (other than (a) a Guarantor or (b) any Foreign Subsidiary that does not Guarantee any Obligations of the Borrower) is or becomes a Material Subsidiary, the Borrower, within thirty (30) days of such Subsidiary becoming a Material Subsidiary, will cause such Subsidiary to become a Guarantor pursuant to the Guarantee Agreement.

         SECTION 5.08. Amendment of Certain Documents. Neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Agent and the Arrangers, amend or modify any of the Primary Licensing Agreements where such amendment or modification would have a Material Adverse Effect on rights of the Banks thereunder. Borrowers shall, within fifteen (15) days of termination of any material licensing or distribution agreement, provide Agent with notice of such termination.

         SECTION 5.09. Investments. Neither the Borrower nor any of its Subsidiaries will make or acquire any Investment in any Person other than:

         (a) Existing investments by the Borrower, as more specifically identified on Schedule 5.09;

         (b) Investments made on the Closing Date in connection with the Arden Acquisition;

         (c) Investments by the Borrower or any Guarantor in the Borrower or any Guarantor provided, however investments in a Subsidiary that is not a Guarantor shall be limited to $5,000,000 in the aggregate;

         (d) Advances to employees for business expenses or for personal needs not to exceed Five Hundred Thousand Dollars ($500,000) in the case of any one
(1) employee and not to exceed Two Million Five Hundred Thousand Dollars

($2,500,000) in the aggregate to all such employees of Borrower outstanding at any one time;

         (e) investments in short-term obligations of the United States of America;

         (f) demand deposits, certificates of deposit, bankers' acceptances and time deposits of United States banks having total assets in excess of $250,000,000;

         (g) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof which at the time of purchase have been rated and the ratings for which are not less than "P-1" if rated by Moody's Investors Services, Inc., and not less than "A-1" if rated by Standard & Poor's;

         (h) any other investments made by Borrower, the aggregate amount of which at no time exceed $5,000,000;

         (i) investments in money market funds, liquid assets funds and other similar funds purchasing, investing in or otherwise acquiring or holding only investments otherwise permitted by paragraphs (c) through (f) of this Section 5.09;

         (j) investments by the Borrower or any Subsidiaries in any of the Foreign Subsidiaries who are not Guarantors, for working capital or general corporate purposes, which when aggregated with amounts committed under clause
(viii) of the definition of Permitted Indebtedness and outstanding Indebtedness under clause (xi) thereof shall not exceed $50,000,000 in the aggregate; provided, that after giving effect to any such investments, the Borrower shall have excess borrowing availability under this Agreement of at least $10,000,000 and provided, further, any committed or outstanding amounts of Indebtedness under clause (viii) of the definition of Permitted Indebtedness shall permanently reduce dollar-for-dollar the amount of investments permitted under this Section 5.9(j);

         (k) investments as a result of a Permitted Acquisition.

         SECTION 5.10. Negative Pledge. Neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except the following:

         (a) Liens securing Permitted Indebtedness to the extent expressly permitted;

         (b) Liens existing on the date of this Agreement identified on Schedule
5.10 securing only the obligations identified on such Schedule;

         (c) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased (except for the capitalization of interest) and is not secured by any additional assets;

         (d) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings;

         (e) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under unemployment insurance or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

         (f) mechanics', workers', materialmen's, warehousemen's, lessor's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith; or

         (g) Liens arising in the ordinary course of its business which (i) do not secure Debt or any monetary obligation and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; provided, however, in any case such Lien shall not secure obligations in excess of $2,000,000 in the aggregate.

         SECTION 5.11. Consolidations, Mergers and Sales of Assets. (a) Neither the Borrower nor any of its Subsidiaries will consolidate or merge with or into any other Person, except that if, after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may be merged into the Borrower if the Borrower is the surviving corporation, (ii) any Subsidiary of the Borrower may merge with any other corporation (other than the Borrower) if such Subsidiary is the surviving corporation; provided, that if a Guarantor is a party to any such merger, such Guarantor shall be the surviving corporation and (iii) Permitted Acquisitions and asset dispositions permitted pursuant to Subsection (b) of this Section may be consummated in the form of a merger, as long as, in the event of a Permitted Acquisition, the Borrower or a Subsidiary is the surviving Person, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.09 and provided further that any such merger involving a Person that is a Guarantor shall not be permitted unless such Guarantor is the surviving Person.

         (b) Neither the Borrower nor any of its Subsidiaries will sell, lease or otherwise transfer any asset, except (i) in the ordinary course of its business (which ordinary course shall include the sale or other disposition of obsolete or excess inventory or intellectual property, fixtures or equipment to the extent ordinary and consistent with past practice), (ii) sale of assets, not in the ordinary course of business, which from and after the Closing Date do not in the aggregate exceed $25,000,000, or (iii) transfers made as Investments permitted by Section 5.09 or Restricted Payments permitted by Section 5.14.

         SECTION 5.12. Use of Proceeds and Letters of Credit. The proceeds of the Loans (including Letters of Credit) will be used to (a) pay off outstanding Debt under the Existing Indebtedness, (b) for on-going working capital requirements of the Borrower and its Subsidiaries and (c) to fund the

Acquisition of the Purchased Assets, constituting accounts receivable and inventory. Letters of Credit will be issued only as (a) documentary Letters of Credit used only to support obligations of the Borrower or any Subsidiary (other than a Foreign Subsidiary) related to the purchase of Inventory in the ordinary course of business or (b) standby Letters of Credit used to support other obligations of the Borrower or any Subsidiary. None of such proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

         SECTION 5.13. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or rendering of services, with or for the benefit of any Affiliate, other than (a) any such transaction expressly permitted by this Agreement (including any Investment in an Affiliate expressly permitted under Section 5.09), (b) any such transactions where each of the parties thereto is either the Borrower or a Guarantor or (c) any transaction entered into by the Borrower or any Subsidiary which is (i) not otherwise prohibited under this Agreement, (ii) in the ordinary course of business of such entity's business and (iii) upon fair and reasonable terms no less favorable to such entity than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         SECTION 5.14. Restricted Payments. The Borrower will not, nor will it permit any subsidiary to make any Restricted Payments except:

         (a) a dividend paid by a wholly-owned Subsidiary to the Borrower;

         (b) up to Four Million Dollars ($4,000,000) in payments pursuant to the existing Stock Repurchase Plan authorized by the Board of Directors of the Borrower by written consent on January 20, 2000;

         (c) redemption of the Seller Preferred with the proceeds of an equity issuance; or

         (d) as long as no Event of Default exists and is continuing, any other payments in the aggregate amount which shall not exceed One Million Dollars ($1,000,000).


         SECTION 5.15. Borrower or Guarantor Debt. The Borrower will not, nor will it permit any Subsidiary to, create, assume or otherwise be or become liable with respect to any Debt except:

         (a) Debt of the Borrower in respect of the Loans and the Letters of Credit;

         (b) Debt of the Guarantors in respect of the Guarantees under the Guarantee Agreement;

         (c) Debt owed by any Guarantor to the Borrower or any Subsidiary or debt owed by the Borrower to any Subsidiary; or

         (d) The Permitted Indebtedness.

         SECTION 5.16. Consolidated Total Debt/EBITDA Ratio. The Consolidated Total Debt/EBITDA Ratio will not exceed the following levels for each respective Calculation Period;

           Ratio           Calculation Period:
           -----           -------------------

          3.25:1.00         for the fiscal quarter ending April 30,2001;

          3.50:1.00         for the fiscal quarter ending July 31, 2001;

          3.75:1.00         for the fiscal quarter ending October 31, 2001;

          3.00:1.00         for the fiscal quarter ending January 31, 2002;

          2.75:1.00         for the fiscal quarter ending April 30, 2002;

          3.25:1.00         for the fiscal quarter ending July 31, 2002;

          3.50:1.00         for the fiscal quarter ending October 31, 2002;

          2.75:1.00         for the fiscal quarter ending January 31, 2003;

          2.50:1.00         for the fiscal quarter ending April 30, 2003 and
                            each April 30 quarter end thereafter;

          3.00:1.00         for the fiscal quarter ending July 31, 2003 and
                            each July 31 quarter end thereafter;

          3.25:1.00         for the fiscal quarter ending October 31, 2003 and
                            each October 31 quarter end thereafter; and

          2.50:1.00         for the quarter ending January 31, 2004 and each
                            January 31 quarter end thereafter.

         SECTION 5.17. Interest Coverage Ratio. The Interest Coverage Ratio will not be less than the following levels for each fiscal quarter ended in each of the following Calculation Periods:

          Interest Coverage Ratio   Calculation Period
          -----------------------   ------------------

         2.50:1.0                   Fiscal Year 2002;

         2.75:1.0                   Fiscal Year 2003; and

         3.00:1.00                  Fiscal Year 2004 and thereafter.


         SECTION 5.18. Shareholders' Equity Base. The Borrower will maintain Shareholders' Equity Base of at least equal to $100,000,000 ("Minimum Amount") from the Effective Date through April 30, 2001; provided, however, the Minimum Amount shall be increased quarterly thereafter on a cumulative quarterly basis by an amount equal to 50% of the positive Consolidated Net Income for the prior fiscal quarter.

         SECTION 5.19. Sale and Lease Back Transaction. The Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Lease Back Transaction.

         SECTION 5.20. Principal Depository; Lock Box. The Borrower shall use the Agent as the principal depository of its corporate funds and shall deposit, as received, into the lock box and the blocked account established with the Agent in Providence, Rhode Island, all now existing or hereafter arising cash, checks, instruments and remittances constituting customer receivables, and all proceeds of the Accounts received by the Borrower or any of its Subsidiaries. The parties agree that the lockbox and the blocked account shall be established within six months of the Effective Date and in the meantime Borrower will maintain and/or establish blocked accounts with Agent. In connection with the Lock Box, Borrower shall pay a floating fee pursuant to the terms of the Agent's standard lock box documentation.

         SECTION 5.21. Borrowing Base Certificate. The Borrower shall not modify or change in any manner the categories listed on the Borrowing Base Certificate delivered on the Effective Date, without the prior written consent of the Agent.

         SECTION 5.22. Capital Expenditures. The Borrower shall not make Capital Expenditures during any fiscal year in excess of $25,000,000 ("Capital Expenditure Allotment") plus an amount equal to no more than Five Million Dollars which represents all or a portion of the Capital Expenditure Allotment not used for Capital Expenditures during the prior year.

         SECTION 5.23. Name Changes. The Borrower shall, as soon as practicable, it changes its name, file the necessary documentation to reflect its name change in all domestic locations where it is presently qualified to do business.

         SECTION 5.24. Foreign Jurisdictions. Borrower will inform Agent upon qualifying (or causing its Material Subsidiaries to qualify) to do business in any United States jurisdictions where it is not presently qualified to do business.

                                   ARTICLE VI

                                    Defaults
                                    --------

         SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

         (a) (i) the Borrower shall fail to pay when due any principal on any Loan or any reimbursement obligation in respect of a Letter of Credit Disbursement or (ii) the Borrower shall fail to pay interest on any Loan, any fees or any other amount payable hereunder or under any other Loan Document within five (5) days of the time such amount is due;

         (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.01 or any of Sections 5.08 to 5.22, inclusive;

         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice thereof has been given to the Borrower by the Agent;

         (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt or Permitted Indebtedness when due or within any applicable grace period;

         (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or Permitted Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Debt or Permitted Indebtedness any Person acting on such holder's behalf to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment or repurchase thereof prior to the maturity thereof;

         (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary or a combination thereof and shall continue unsatisfied and unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

         (j) a Change of Control shall occur;

         (k) the Guarantee of any Guarantor under the Guarantee Agreement shall cease to be, or shall be asserted by such Guarantor not to be, a valid and binding obligation of such Guarantor, except as expressly contemplated by the Guarantee Agreement;

         (l) a contribution required to be made with respect to any defined contribution plan has not been timely made, the Borrower or any Guarantor has incurred or is likely to incur any liability to or on account of any defined contribution plan under Section 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any other Credit Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or the Borrower or any Guarantor has incurred or is likely to incur liabilities pursuant to one or more Defined Contribution Plans; and such liability, individually, and/or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

         then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Required Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes of the Borrower (together with accrued interest thereon) to be, and the Notes (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, or, (iii) if requested by the Required Banks, do any combination of the foregoing; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, (i) the Commitments shall thereupon terminate, (ii) the Notes of the Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) the Borrower shall be required to provide, immediately, cash collateral as contemplated by Section 2.15(j) in an amount equal to the Letter of Credit Exposure.

         SECTION 6.02. Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

         SECTION 6.03. Management; Collection of Accounts. (a) Upon the occurrence of an Event of Default, upon request of the Required Banks, Borrower shall arrange for all payments due to Borrower from any Person, including, but not limited to, customers or account debtors of Borrower, to be made directly to lock-boxes owned or designated by Agent to which Agent or its designee shall have exclusive access for the purpose of collecting and processing payments on Accounts, or in such other manner as the Required Banks may reasonably direct. Agent shall credit all payments made with respect to Accounts of Borrower to Borrower's account, conditioned upon final collection. All items of payment received (subject to dishonor) upon the collection of any Account shall be applied (conditioned upon final collection) by Agent to outstanding Committed Loans on the Domestic Business Day that payment is received by Agent in immediately available funds at its office in Providence, Rhode Island. Any such payment which is not received in such form or prior to 1:00 Noon (New York, New York time) shall be deemed received for all purposes of this Agreement on the next succeeding Domestic Business Day on which such funds become immediately available prior to such time.

         (b) In the event the Borrower (or any Affiliate of the Borrower or any Person acting for or in concert with the Borrower) shall, notwithstanding the existence of any lock-box arrangement referred to in subsection (a) of this Section, receive any monies, checks, drafts or other similar negotiable items of payments made with respect to Accounts of the Borrower, the Borrower or such Persons shall receive the same in trust and shall deliver to Agent (or to a depository designated by Agent) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Debt.

         (c) Upon the occurrence of an Event of Default, the Borrower will, at the Required Banks' request, at the Borrower's cost and expense, collect and otherwise enforce as Banks' property and in trust for Agent for the ratable benefit of the Banks all amounts payable on or otherwise receivable with respect to the Accounts and Inventory of the Borrower. In such event, as to all moneys so collected and all other proceeds of Accounts and Inventory received by the Borrower, the Borrower shall receive in trust and shall deliver to Agent (or to a lock-box designated by Agent pursuant to Section 5.21 hereof) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Debt. Upon any termination of the Borrower's authority to collect and enforce the Accounts and amounts payable with respect to Inventory of the Borrower (which Agent may do at any time after the occurrence of an Event of Default, or the occurrence of any event which, with the passage of time or giving of a Default notice or both, would constitute an Event of Default), Agent may send a notice of assignment and/or notice of Banks' security interest to any and all customers or any third party otherwise concerned with any of the Accounts or such Inventory, and thereafter Agent shall have the sole right to collect and receive and/or take possession of the Accounts and such other amounts and the books and records relating thereto.

                  (d) (i) the Borrower hereby constitutes Agent or its designee on behalf of the Banks as the Borrower's attorney-in-fact with power: to receive, endorse, assign and/or deliver in its name or the name of the Borrower any notes, acceptances, checks, drafts, money orders or other evidences of payment or account that may come into its possession and the Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed; to sign the Borrower's name on any invoice or bill of lading relating to any of the Accounts; and to send verifications of Accounts; to do all other acts and things necessary to carry out this Agreement and, upon the occurrence of an Event of Default, to notify postal service authorities to change the address for delivery of mail addressed to the Borrower to such address as Agent may designate. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct. This power of attorney, being coupled with an interest, is irrevocable until all of the obligations of the Borrower to Agent under this Agreement and the Notes are paid in full and the Commitment is terminated.

                  (ii) Agent, on behalf of the Banks, without notice to or consent of the Borrower, upon the occurrence of an Event of Default, (A) may make demand on, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon such terms as shall be determined by Agent in its sole discretion, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon; and (B) is authorized and empowered to accept the return of the goods represented by any of the Accounts.

                  (e) Nothing herein contained shall be construed to constitute the Borrower as agent of Agent for any purpose whatsoever, and Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except for Agent's obligations, if any, under the Uniform Commercial Code with respect thereto or to the extent it is determined by a final judicial decision that Agent's act or omission constituted gross negligence or willful misconduct). Agent shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that Agent's error, omission or delay constituted gross negligence or willful misconduct). Agent, by anything herein or in any assignment or otherwise, does not assume any of the Borrower's obligations under any contract or agreement assigned to Agent, and Agent shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

                  (f) If any of the Accounts include a charge for any tax payable to any governmental tax authority, Agent is hereby authorized (but in no event obligated) to pay the amount thereof to the proper taxing authority for the Borrower's account and to charge Borrower's account therefor. The Borrower shall notify Agent if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from the Borrower by reason of the sale and delivery creating such Accounts.

         SECTION 6.04.  Status of Accounts.

         (a) With respect to Eligible Accounts Receivable of the Borrower in existence on the date hereof and at the time any future Eligible Accounts Receivable are included in any Borrowing Base Certificate, the Borrower represents and warrants that:

                  (i) the Borrower is the sole owner of the Account and is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every Account, free and clear of all liens except in favor of Agent for the ratable benefit of Banks or otherwise permitted hereunder;

                  (ii) each Account is a good and valid account representing a bona fide transaction completed in accordance with the terms and provisions contained in any documents related thereto;

                  (iii) the amount of the face value shown on any schedule of Accounts provided to Agent and/or all invoices and statements delivered to Agent with respect to any Account, are actually and absolutely owing to the Borrower for delivery of goods or services and are not contingent for any reason;

                  (iv) to the best of the Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto, the Account is not a contra account, and the Borrower not has made any agreement with any account debtor thereunder for any deduction therefrom, except a discount or allowance allowed by the Borrower in the ordinary course of its business for prompt payment consistent with past practices of the Borrower, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

                  (v) none of the transactions underlying or giving rise to any Account shall violate in any material respect any applicable state or federal laws or regulations, and all documents relating to any Account shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms;

                  (vi) to the best of the Borrower's knowledge, all signatures and endorsements that appear on all documents and agreements relating to Accounts are genuine and each account debtor, guarantor or endorser thereunder (i) had the capacity, power and authority to contract at the time any such document or agreement giving rise to the Account was executed and (ii) is solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due;

                  (vii) all documents and agreements relating to Accounts are true and correct and in all respects what they purport to be and are not evidenced by a judgment;

                  (viii) to the best of the Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable or collectible thereunder from the amount of the invoice face value shown on any schedule of Accounts, and on all contracts, invoices and statements delivered to Agent with respect thereto;

                  (ix) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except the lien of the Borrower as vendor thereof pursuant to the Uniform Commercial Code, the security interest of Banks pursuant to the Loan Documents and the security interests permitted by, the Permitted Indebtedness;

                  (x) to the best of the Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor thereunder which might result in any material adverse change in the financial condition of such account debtor; and

                  (xi) they have not been pledged to any other Person except as permitted by, and subject to, Article V of this Agreement.

         (b)  the Borrower covenants that, from and after the date hereof:

                  (i) the Borrower shall maintain books and records pertaining to said Collateral in such detail, form and scope as Banks shall reasonably require;

                  (ii) the Borrower will, promptly upon learning thereof, report to Agent any matters materially adversely affecting the value, enforceability or collectibility of any of the Accounts;

                  (iii) if any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to Agent for the ratable benefit of Banks as additional collateral;

                  (iv) other than in the ordinary course of business, the Borrower shall not re-date any invoice or sale, or make sales on extended terms dating beyond that customary in the industry;

                  (v) The Borrower shall conduct a physical count of its inventory at such intervals as the Agent may reasonably request, and promptly supply Agent with a copy of such counts accompanied by a report of the value (based on the lower of average cost basis and market value) of such inventory;

                  (vi) The Borrower shall not, without the Agent's prior written consent, grant any extension of the time of payment of any Eligible Account Receivable, compromise or settle any Eligible Account Receivable for less than the full amount thereof, release in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon (other than discounts in the ordinary course of business for prompt payment consistent with past practices); provided, that, the Borrower may without the Agent's prior written consent grant extensions of time of payment for Accounts which are not Eligible Accounts Receivable, or compromise or settle any such Accounts for less than the full amount thereof or allow a credit or discount on any such Account, so long as such extension, compromise, settlement, credit or discount is in the ordinary course of the Borrower's business consistent with past practices and on such terms as may be customary in the industry.

         SECTION 6.05. Collateral Custodian. Upon the occurrence of an Event of Default, Agent may at any time and from time to time employ and maintain in the premises of the Borrower a custodian selected by Agent who shall have full authority to do all acts necessary to protect Banks' interests and to report to Agent thereon. The Borrower hereby agrees to cooperate with any such custodian and to do whatever Agent may reasonably request to preserve the collateral. All costs and expenses incurred by Agent by reason of the employment of the custodian shall be charged to the Borrower's account and added to the amounts due and owing under this Agreement and the Notes.

                                   ARTICLE VII

                                    The Agent
                                    ---------

         SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

         SECTION 7.02. Agent and Affiliates. Fleet National Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Fleet National Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

         SECTION 7.03. Action by Agent. The obligations of the Agent under this Agreement or any other Loan Documents are only those expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

         SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 7.05. Liability of Agent. Neither the Agent nor any of its directors, officers, agent, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any other Loan Document or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower;
(iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith or therewith unless specifically requested to do so by a Bank. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties.

         SECTION 7.06. Indemnification. Each Bank shall, in accordance with its Applicable Percentage, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any other Loan Document or any action taken or omitted by the Agent hereunder or thereunder. If a Bank makes any indemnification payment to the Agent pursuant to this Section and thereafter the Agent receives payment from any Borrower in respect of the same indemnified amount, the Agent shall reimburse such Bank to the extent of its ratable share of such payment received by the Agent.

         SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 7.08. Successor Agent. The Agent may resign at any time by giving at least 15 days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent approved by the Borrower (such approval not to be unreasonably withheld); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Banks and, if required, approved by the Borrower and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         SECTION 7.09. Agent's Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

         SECTION 7.10. Sub-Agent; Issuing Banks; Swingline Lender. The Agent may perform any of its obligations and exercise any of its rights under the Loan Documents by or through sub-agent. The provisions of this Article VII shall inure to the benefit of any sub-agent of the Agent, each Issuing Bank and the Swingline Lender in the same manner and to the same extent as they inure to the benefit of the Agent.

                                  ARTICLE VIII

                             Change in Circumstances
                             -----------------------

         SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any LIBOR Rate Borrowing Required Banks advise the Agent that the LIBOR Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their LIBOR Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make LIBOR Loans or to convert outstanding Committed Loans into LIBOR Loans shall be suspended, (ii) each outstanding Committed LIBOR Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto, and (iii) unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any LIBOR Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date shall instead be made as a Base Rate Borrowing.

         SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make LIBOR Loans to the Borrower shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different LIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Loans to the Borrower to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such LIBOR Loan, together with accrued interest thereon. Concurrently with prepaying each such LIBOR Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

         SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Loans or its obligation to make such LIBOR Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Loan to the Borrower, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount reasonably deemed by such Bank to be material, then, within 15 days after demand by such Bank setting forth the circumstances giving rise to such demand and a calculation of the amount or amounts demanded (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

         (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         (d) Failure or delay on the part of a Bank or an Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank's or such Issuing Bank's, as the case may be, right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank or an Issuing Bank pursuant to this Section for any increased costs or reduced returns incurred more than 270 days prior to the date such Bank or such Issuing Bank, as the case may be, notifies the Borrower thereof and of such Bank's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the change in law or in the application of law giving rise to such increased costs or reduced returns is retroactive, than the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

         (e) The provisions of this Section also shall inure to the benefit of each Issuing Bank in its capacity as such.

         SECTION 8.04. Taxes. (a) For purposes of this Section 8.04(a), the following terms have the following meanings:

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, including any taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower other than the Borrower that would not have been imposed on a payment by the Borrower, but excluding (i) in the case of each Bank, each Issuing Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank, such Issuing Bank or the Agent (as the case may be), is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) in the case of each Bank, each Issuing Bank and the Agent, taxes imposed solely by reason of such Bank, such Issuing Bank or the Agent (as the case may be) doing business in the jurisdiction imposing such tax, other than as a result of this Agreement or any Note or any transaction contemplated hereby (including the negotiation of any of the foregoing) and (iii) in the case of each Bank, any withholding tax imposed on such payments but only at a rate equal to the United States withholding tax that such Bank is (or would be) subject to on such payments by the Borrower at the time such Bank first becomes a party to this Agreement.

         "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Notes or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

         (b) Any and all payments by the Borrower to or for the account of any Bank, any Issuing Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Borrower agrees to indemnify each Bank, each Issuing Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted on amounts payable under this Section) paid by such Bank, such Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank, such Issuing Bank or the Agent (as the case may be) makes demand therefor. After any Bank, any Issuing Bank or the Agent (as the case may be) learns of the imposition of Taxes or Other Taxes, such Bank, Issuing Bank and the Agent (as the case may be) will act in good faith promptly to notify the relevant Borrower of its obligations hereunder.

         (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with the appropriate form or forms (including any forms required to replace forms previously provided because of a change in a Bank's place of organization, principal office or Applicable Lending Office, or in the event that any forms are no longer valid because of their expiration or a change in law or regulations, other appropriate evidence of exemption or reduction as reasonably requested by the Borrower), certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from withholding tax imposed by the United States or reduces the rate of withholding tax (if any) on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is otherwise not subject to such withholding tax.

         (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form as required by Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to the withholding taxes that would not have been imposed if such form had been provided; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

         (g) If a Bank, an Issuing Bank or the Agent shall receive a refund (including any offset or credit) from a taxation authority (as a result of any error in the imposition of Taxes or Other Taxes by such taxation authority) of any Taxes or Other Taxes paid by the Borrower pursuant to Section 8.04(b) or
(c), such Bank, Issuing Bank or the Agent (as the case may be) shall promptly pay to the Borrower the amount so received, with interest received from the taxation authority with respect to such refund.

         SECTION 8.05. Base Rate Loans Substituted for Affected LIBOR Loans. If
(i) the obligation of any Bank to make LIBOR Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation from the Borrower under Section 8.03 or 8.04 with respect to its LIBOR Loans and the Borrower shall, by at least five LIBOR Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

         (a) all Loans which would otherwise be made by such Bank as LIBOR Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Banks), and

         (b) after each of its LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Loans shall be applied to repay its Base Rate Loans instead.

         SECTION 8.06. Substitution of Bank. If (i) the obligation of any Bank to make or maintain LIBOR Loans has been suspended pursuant to Section 8.02 or
(ii) any Bank has demanded compensation under Section 8.03 or is receiving increased payments or indemnification payments under Section 8.04, the Borrower shall have the right to seek a bank or banks ("Substitute Banks"), which may be one or more of the Banks or one or more other banks satisfactory to the Agent, to purchase all (but not less than all) the Notes and the participations in the Letter of Credit Exposure of such Bank (the "Affected Bank") and, if the Borrower locates a Substitute Bank, the Affected Bank shall, upon payment to it of the purchase price agreed between it and the Substitute Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of its Loans and accrued interest thereon to the date of payment plus the Affected Bank's Applicable Percentage of all unreimbursed Letter of Credit Disbursements) plus any amount (other than principal and interest) then due to it or accrued for its account hereunder, assign all its rights and obligations under this Agreement and the Notes to the Substitute Bank, and the Substitute Bank shall assume such rights and obligations, whereupon the Substitute Bank shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank. Any assignment by an Affected Bank pursuant to this Section shall be treated as a prepayment of the Affected Bank's LIBOR Loans for purposes of Section 2.12.

                                   ARTICLE IX

                                  Miscellaneous
                                  -------------

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, any Issuing Bank, the Swingline Lender or the Agent, at its address or its telecopy or telex number set forth on the signature pages hereof or, in the case of any Issuing Bank, in its Issuing Bank Agreement), (y) in the case of any Bank, at its address or its telecopy or telex number set forth in its Administrative Questionnaire, or (z) in the case of any party, such other address or other telecopy or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telecopy or telex, when such telecopy or telex is transmitted to the telecopy or telex number specified in this Section and the appropriate confirmation of receipt or answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article II or Article VIII shall not be effective until received.

         SECTION 9.02. No Waivers. No failure or delay by the Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent and the Arranger and (in the case of expenses relating to any Letter of Credit) each Issuing Bank, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder and field exams (if payment is required by the Borrower) and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent, each Issuing Bank and each Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify the Agent, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agent and employees of the foregoing (each an "Indemnitee") and hold each such Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including any of the foregoing with respect to Environmental Laws applicable to the Borrower or any Subsidiary), including, without limitation, the reasonable fees and disbursements of counsel, which may be actually incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

         SECTION 9.04. Setoffs. (a) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of its claims in respect of Letter of Credit Disbursements and principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of claims in respect of Letter of Credit Disbursements and principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the claims in respect of Letter of Credit Disbursements and Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of claims in respect of Letter of Credit Disbursements and of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness under the Loan Documents. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a claim in respect of a Letter of Credit Disbursement or in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

         (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice the Borrower or any of its Subsidiaries, any such notice being expressly waived to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or any of its Subsidiaries hereunder (whether at the stated maturity, by acceleration or otherwise) our under any of the other Loan Documents, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Borrower or any of its Subsidiaries, as the case may be, and whether or not such Bank is otherwise fully secured. Each Bank agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Bank, provided, that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE THE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANKS OF THEIR RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by, or approved in writing by, the Borrower and the Required Banks (and, if the rights or duties of the Agent, any Issuing Bank or the Swingline Lender are affected thereby, by the Agent or such Issuing Bank or the Swingline Lender, as the case may be); provided that no such amendment or waiver shall, unless signed by, or approved in writing by, all the Banks affected thereby (i) increase or decrease the Total Commitment from that in effect on the Closing Date or the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate or amount of interest on any Loan or any claim for reimbursement of a Letter of Credit Disbursement or any fees hereunder, (iii) postpone the date fixed for any payment of principal (but not a mandatory prepayment) of or interest on any Loan or for any reimbursement of a Letter of Credit Disbursement or for payment of any fees hereunder or for any reduction or termination of any Commitment, (iv) change the respective Applicable Commitments or the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) change the ratable treatment of the Banks under any provision of this Agreement that provides for such ratable treatment, (vi) release any Guarantor that is a Material Subsidiary from its Guarantee under the Guarantee Agreements, (vii) increase the advance rates under the Borrowing Base,
(viii) release any portion of the Collateral greater than five percent (5%) of the aggregate amount of the Collateral or (ix) release or discharge any of the obligations of the Borrower under the Loan Documents.

         SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Banks.

         (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or its participations in Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver described in clause (i), (ii), (iii) or (iv) (but, in the case of clause (iv), only to the extent such modification, amendment or waiver would affect any requirement of approval by all Banks of the matters referred to in such clauses (i), (ii) and (iii)) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (provided, however, no such consent shall be required if there exists an Event of Default), the Agent, each Issuing Bank and the Swingline Lender (which, in the case of the Agent, each Issuing Bank and the Swingline Lender and the Borrower, consents shall not be unreasonably withheld or delayed); provided that if an Assignee is another Bank or an affiliate of any Bank, no such consent shall be required; provided further that each assignment shall be in a minimum amount of $5,000,000 or, if less, the balance of the transferor Bank's Commitment and provided further that (i) the Agent shall notify the Arrangers of any such changes and (ii) the Arrangers can at any time request a listing of the Banks, their commitments and each Bank's exposure. Upon execution and delivery of such instrument (including by the Borrower, the Agent, each Issuing Bank and the Swingline Lender, if their consent is required as provided above) and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note for the

Borrower is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

         (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

         SECTION 9.07. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 9.08. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         SECTION 9.9. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANKS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.10. Confidentiality. Each of the Agent, the Issuing Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agent, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) for purposes of evaluating Loans, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank or any Bank on a nonconfidential basis from a source other than the Borrower or any Subsidiary. For the purposes of this Section, "Information" means all information received in writing from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Agent, any Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of non-financial information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 9.12. Replacement Note. Upon receipt of an appropriate and reasonably acceptable affidavit of an officer of the affected Bank as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor.

         SECTION 9.13. Usury. All agreements between the Borrower (on the one hand) and the Agent or any of the Banks (on the other hand) relating to the Financing Transactions are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Notes or otherwise, shall the amount paid or agreed to be paid for the use or the forbearance of the Debt represented by any Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower, the Agent and the Banks, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of the State of New York. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Agent or any Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this Section 9.13 shall control every other provision of this Agreement and of each Note.










                      (The Next Page is the Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                ELIZABETH ARDEN, INC.


                                By:   /s/ Oscar E. Marina
                                   --------------------------------------------
                                   Name:  Oscar E. Marina
                                   Title: Senior Vice President


                                FLEET NATIONAL BANK,
                                as Administrative Agent, Issuing Bank,
                                Swingline Lender and a Bank


                                By:   /s/ Douglas E. Scala
                                   --------------------------------------------
                                   Name:  Douglas E. Scala
                                   Title: Senior Vice President


                                CREDIT SUISSE FIRST BOSTON
                                as Syndication Agent, Joint Lead Arranger,
                                Joint Book Manager and a Bank


                                By:   /s/ Kevin Smith
                                   --------------------------------------------
                                   Name:  Kevin Smith
                                   Title: Managing Director

                                By:   /s/ Bruce Ling
                                   --------------------------------------------
                                   Name:  Bruce Ling
                                   Title: Managing Director


                                FLEET SECURITIES, INC.
                                as Joint Lead Arranger and Joint Book Manager


                                By:   /s/ John Mullen
                                   --------------------------------------------
                                   Name:  John Mullen
                                   Title: Vice President

                                DEBIS FINANCIAL SERVICES, INC.


                                By:   /s/ James M. Vandervalk
                                   --------------------------------------------
                                   Name:  James M. Vandervalk
                                   Title: President of Asset-Based Lending

                                FIRST UNION NATIONAL BANK


                                By:   /s/ Eric M. Butler
                                   --------------------------------------------
                                   Name:  Eric M. Butler
                                   Title: Senior Vice President

                                HELLER FINANCIAL, INC.


                                By:   /s/ Dennis M. Graham
                                   --------------------------------------------
                                   Name:  Dennis M. Graham
                                   Title: Assistant Vice President

                                LASALLE BUSINESS CREDIT, INC.


                                By:   /s/ Anthony J. Veith
                                   --------------------------------------------
                                   Name:  Anthony J. Veith
                                   Title: Senior Vice President

                                THE PROVIDENT BANK


                                By:   /s/ Jose V. Garde
                                   --------------------------------------------
                                   Name:  Jose V. Garde
                                   Title: Vice President

                                SIEMENS FINANCIAL SERVICES, INC.


                                By:   /s/ Frank Amodio
                                   --------------------------------------------
                                   Name:  Frank Amodio
                                   Title: Vice President - Credit

                                TRANSAMERICA BUSINESS CREDIT CORPORATION


                                By:   /s/ Stephen K. Goetschius
                                   --------------------------------------------
                                   Name:  Stephen K. Goetschius
                                   Title: Senior Vice President

                                FIRSTAR BANK, N.A.


                                By:   /s/ Paul W. Patrick
                                   --------------------------------------------
                                   Name:  Paul W. Patrick
                                   Title: Vice President

                                   Schedule I
                                   ----------


Name of Bank                                Revolving Commitment (in dollars)
------------                                ---------------------------------

Credit Suisse First Boston                    $29,750,000

Debis Financial Services, Inc.                $11,250,000

First Union National Bank                     $15,000,000

Fleet National Bank                           $40,000,000

Heller Financial, Inc.                        $18,500,000

LaSalle Business Credit, Inc.                 $18,500,000

The Provident Bank                            $10,000,000

Siemens Financial Services, Inc.              $11,250,000

Transamerica Business Credit Corporation      $11,250,000

Firstar Bank, N.A.                             $9,500,000






                                      -2-